As filed with the Securities and Exchange Commission on November 5, 1998
                                                      Registration No. 333-63685
-------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                 AMENDMENT NO. 2
                                       TO
                                    FORM SB-2

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                         CLARKSTON FINANCIAL CORPORATION
                 (Name of Small Business Issuer in its Charter)
                                     -------
        Michigan                         6712                      38-3412321
(State or other jurisdiction   (Primary Standard Industrial     (I.R.S. Employer
 of incorporation or           Classification Code Number)   Identification No.)
organization)

                         Clarkston Financial Corporation
                                  P.O. Box 436
                         Clarkston, Michigan 48347-0436
                                 (248) 625-0710
               (Address, including zip code, and telephone number,
        including area code, of Registrant's principal executive offices)

                                David T. Harrison
                         Clarkston Financial Corporation
                                  P.O. Box 436
                         Clarkston, Michigan 48347-0436
                                 (248) 625-0710

            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                   Copies to:
                                Donald L. Johnson
                    Varnum, Riddering, Schmidt & Howlett LLP
                                   Suite 1700
                             333 Bridge Street, N.W.
                          Grand Rapids, Michigan 49504
                                 (616) 336-6000

                                 Donald J. Kunz
                        Honigman Miller Schwartz and Cohn
                          2290 First National Building
                               660 Woodward Avenue
                          Detroit, Michigan 48226-3583
                                 (313) 465-7000

     Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.[ ]

                                          CALCULATION OF REGISTRATION FEE
------------------------------------------------------------------------------------------------------------------------
     Title of Each                                  Proposed Maximum        Proposed Maximum
  Class of Securities         Amount to be           Offering Price        Aggregate Offering            Amount of
   Being Registered           Registered(1)             Per Share                 Price              Registration Fee
-----------------------  ----------------------- ----------------------- -----------------------  ----------------------
Common Stock (no par
value)                          1,092,500                $10.00                $10,925,000              $3,223 (2)
------------------------------------------------------------------------------------------------------------------------

(1)  Includes 142,500 shares subject to the Underwriter's over-allotment option.

(2)  Previously paid.
     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Legend:


INFORMATION   CONTAINED  HEREIN  IS  SUBJECT  TO  COMPLETION  OR  AMENDMENT.   A
REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                         SUBJECT TO COMPLETION DATED              , 1998
[legend]
PROSPECTUS
                                 950,000 Shares

                     CLARKSTON FINANCIAL CORPORATION [logo]

                                  Common Stock
                             -----------------------

     Clarkston Financial Corporation, a Michigan corporation (the "Company"), is offering for sale 950,000 shares of its common stock, without par value (the "Common Stock"). The Company is a proposed bank holding company organized to own all of the common stock of Clarkston State Bank, a Michigan banking corporation (in organization), to be located in Clarkston, Michigan (the "Bank"). Neither the Company nor the Bank has ever conducted any business operations other than matters related to their initial organization and the raising of capital. See "Business." There has been no public trading market for the Common Stock. Roney Capital Markets, a division of First Chicago Capital Markets, Inc. (the "Underwriter") has advised the Company that it anticipates making a market in the Common Stock following completion of the offering, although there can be no assurance that an active trading market will develop. See "Underwriting" for a discussion of the factors considered in determining the initial public offering price. The Company expects that the quotations for the Common Stock will be reported on the OTC Bulletin Board. The organizers of the Bank have provided nonbinding expressions of interest to purchase a total of approximately 91,500 shares of Common Stock at the public offering price, which would represent 9.6% of the outstanding shares after the offering.
                             ----------------------

       THE COMMON STOCK OFFERED BY THIS PROSPECTUS INVOLVES A SIGNIFICANT
      AMOUNT OF RISK. INVESTORS SHOULD NOT INVEST ANY FUNDS IN THE OFFERING
        UNLESS THEY CAN AFFORD TO LOSE THEIR ENTIRE INVESTMENT. SEE "RISK
            FACTORS" COMMENCING ON PAGE 6 FOR CERTAIN CONSIDERATIONS
            RELEVANT TO AN INVESTMENT IN THE COMPANY'S COMMON STOCK.

 THESE SECURITIES ARE NOT SAVINGS ACCOUNTS OR SAVINGS DEPOSITS AND THEY ARE NOT
             INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR
                          ANY OTHER GOVERNMENT AGENCY.
                             ----------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
       EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
      SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
          PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
              REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                                                          Underwriting                Proceeds to
                                     Price to Public (1)                Discounts (1)(2)             Company (1)(3)
Per Share..............                   $10.00
Total (1)..............                 $9,500,000
==============================  =============================  ================================== ====================

(1) The Company has granted the Underwriter a 30-day option to purchase up to 142,500 additional shares of its Common Stock solely to cover over-allotments, if any. If the Underwriter exercises such option in full, the Price to Public, Underwriting Discounts and Proceeds to Company will be approximately $10,925,000, $_________ and $_________ , respectively. See
     "Underwriting." The Underwriter has agreed to limit the Underwriting Discounts to 2.0% of the public offering price for up to 100,000 shares sold by the Underwriter to organizers of the Bank or their immediate families. See "Underwriting." Organizers of the Bank have provided nonbinding expressions of interest to purchase a total of approximately 91,500 shares. If 91,500 shares are so purchased, Underwriting Discounts will be reduced by, and proceeds to the Company will be increased by $___________.

(2) The Company has agreed to indemnify the Underwriter against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act"). See "Underwriting."
(3) Before deducting estimated offering expenses payable by the Company of $155,000.

     The shares of Common Stock are offered by the Underwriter subject to prior sale, when, as and if delivered to and accepted by the Underwriter, and subject to the right of the Underwriter to withdraw, cancel or modify such offer and to reject orders in whole or in part. It is expected that delivery of the shares of Common Stock will be made through the facilities of The Depository Trust Company in New York, New York, on or about __________________, 1998, against payment in immediately available funds.



                              RONEY CAPITAL MARKETS
                a division of FIRST CHICAGO CAPITAL MARKETS, INC.
              The date of this Prospectus is ______________, 1998.

                              [ MAP OF MARKET AREA]








                             ----------------------

                           FORWARD-LOOKING STATEMENTS

     This Prospectus contains certain forward-looking statements concerning certain aspects of the business of the Company. When used in this prospectus, words such as "believe," "anticipate," "intend," "goal," "expects," and similar expressions may identify forward-looking statements. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those contemplated in such forward-looking statements. Prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this Prospectus. The Company undertakes no obligation to release publicly any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.
                             ----------------------

     IN CONNECTION WITH THE OFFERING, THE UNDERWRITER MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK OF THE COMPANY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME. SEE "UNDERWRITING."

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by the more detailed information and financial statements appearing elsewhere in this Prospectus. Unless the context clearly suggests otherwise, financial information and other references in this Prospectus to the Company include the Bank. Except as otherwise indicated, all information in this Prospectus assumes no exercise of Underwriter's over-allotment option.

                                   The Company

     The Company was incorporated on May 18, 1998 under Michigan law and will be a bank holding company owning all of the common stock of the Bank. The Bank is organizing as a Michigan chartered bank with depository accounts to be insured by the Federal Deposit Insurance Corporation (the "FDIC"). The Bank's initial primary service area will be Independence Township, which includes the City of Clarkston, and the adjacent township of Waterford, both of which are located in North Oakland County, Michigan. The Bank intends to provide a full range of commercial and consumer banking services, for small to medium size businesses as well as individuals. The Bank's lending strategy will focus on commercial and consumer lending and to a lesser extent residential mortgage lending. The Bank intends to offer a broad array of deposit products and may also provide customers with credit cards, trust services, insurance products and investment products through third-party service providers. The use of third-party service providers is expected to allow the Bank to be at the forefront of technology while minimizing the costs of delivery. Completion of this offering will be conditioned on the Company and the Bank having received all necessary regulatory approvals, subject to the satisfaction of certain conditions. Management anticipates commencing business in the first quarter of 1999.

Reason for Starting Clarkston State Bank

     The expansion of interstate banking has contributed to substantial consolidation of the banking industry in Michigan, including the Company's market area in North Oakland County. Many of the area's locally owned or managed financial institutions have either been acquired by large regional bank holding companies or have been consolidated into branches of other financial institutions. In many cases, these acquisitions and consolidations have been accompanied by pricing changes, branch closings, the dissolution of local boards of directors, management and personnel changes and, in the perception of the Company's management, a decline in the level of customer service.

     Although the banking industry remains competitive, management believes that the consolidation of the banking industry has created a favorable opportunity in the Company's market area for a new commercial bank to offer services to customers who wish to conduct business with a locally owned and managed bank. The Company seeks to take advantage of this opportunity by emphasizing the Company's local management, and its strong ties and active commitment to the community. Management believes that a community bank can help foster the economic development of its community and create and retain wealth within that community. Management believes that community residents will recognize the benefits of a community bank and that the Bank will be successful in attracting as customers individuals and small to medium sized businesses by demonstrating an active interest in their business and personal financial affairs.

Market Area

     The Bank's initial primary service area will be Independence Township, which includes the City of Clarkston, and the adjacent township of Waterford, both of which are located in North Oakland County, Michigan. The Bank's primary service area has a diverse economy based primarily on manufacturing, retail and service. According to available statistical data, Waterford and Independence Townships have approximately 1,700 business establishments and 1997 unemployment rates of 3.3% and 2.5%, respectively. In 1997, Oakland County had an unemployment rate of 2.9% compared to average unemployment rates of 4.6% for Michigan and 4.7% for the United States, according to the University of Michigan Institute of Labor and Industrial Relations. In 1997, the combined median household income for Waterford and Independence Townships (including the City of Clarkston) was approximately $59,000, compared to approximately $57,000 for all of Oakland County. In 1997, Oakland County was the nation's third wealthiest county with a population in excess of one million, according to the Bureau of Economic Analysis for the United States Census. The Company believes that affluent households create demand for home mortgage loans, home equity loans, certificates of deposit and individual retirement accounts.

     The Bank's primary service area is a significant banking market in the State of Michigan. According to available industry data, as of June 30, 1997, total deposits in Waterford and Independence Townships (including the City of Clarkston), including those of banks, thrifts and credit unions, were approximately $1.2 billion. As of June 30, 1997, total deposits in Oakland County were approximately $21.0 billion.

     The Bank's main office will be located in downtown Clarkston, and will serve as the Company's corporate headquarters. The Company's address is 15 South Main Street, Clarkston, Michigan 48346. The Company's telephone number is (248) 625-0710.

Management

     The Company's officers and directors have a shared vision of focused community banking and a commitment to the future growth and success of the Bank. The Company's vision is to build a quality, full-service community bank that offers competitive financial products and superior customer service. Fundamental to the Company's vision is the building of long-term relationships with customers.

     Mr. David Harrison, the President and Chief Executive Officer of the Company and the Bank, has 30 years of experience in the banking industry. Most recently, Mr. Harrison served from 1989 to 1991 as the President and Chief Executive Officer of First of America Bank-Southeast Michigan in Detroit, a Michigan banking corporation that had over $4 billion in assets in 1991. From 1986 to 1989, Mr. Harrison served as the President and Chief Executive Officer of First of America Bank-Oakland, a Michigan banking corporation that had over $600 million in assets in 1989. Mr. Harrison served in various positions at First of America Bank-Kalamazoo from 1961 to 1986, including Senior Vice
President from 1980 to 1986. Mr. Harrison's positions included senior level responsibility for retail banking, commercial lending and assimilating mergers and acquisitions. The First of America banks were subsidiaries of First of America Bank Corporation, a $22 billion bank holding company headquartered in Kalamazoo, Michigan that was acquired by National City Bancorporation in 1998. Mr. Harrison has served as Chief Executive Officer and President of Pinnacle Appraisal Group in Clarkston from 1991 to the present.

     Mr. James Richardson, the Vice President - Finance and Operations and Controller of the Bank, is a certified public accountant and has 14 years of experience in the banking industry. Mr. Richardson was the controller of First of America Bank-Southeast Michigan from 1989 through 1991 and the controller of First of America Bank-Oakland from 1986 through 1989. From 1977 through 1986, Mr. Richardson held various executive positions, most recently as Executive Vice President, with New Century Bank (formerly Peoples Banking Corporation) in Frankenmuth and Bay City, Michigan, which was acquired by First of America Bank Corporation in 1986. Mr. Richardson has served as a law firm administrator since 1991, most recently with the law firm of Saurbier, Paradiso & Perrin, P.L.C. in St. Clair Shores, Michigan. Mr. Richardson has a Masters in Business Administration from the University of Michigan.

     The Bank is assembling a staff of experienced professionals and expects to have approximately 12 full time employees when it opens for business. In addition to its President and Chief Executive Officer and its Vice President Finance and Operations, the Bank intends to recruit a senior lending officer, a branch administration officer and an auditor. Mr. Harrison and Mr. Richardson have chosen to join the bank at compensation levels below what they earned in their previous positions.

     Mr. Harrison has formed a Board of Directors comprised of individuals with broad backgrounds in business, banking, real estate and consulting. In addition to Mr. Harrison, current directors of the Company and/or the Bank include Edwin Adler (business and real estate), Louis Beer (law and consulting), William Clark (real estate), Charles Fortinberry (business), Bruce McIntyre (business), Robert Olsen (financial planning), Ted Simon (business) and John Welker (business). Mr. Harrison, the other members of the Board of Directors, and Mr. Richardson, represent a significant asset to the Company and the Bank. The organizers of the Bank have provided nonbinding expressions of interest to purchase a total of approximately 91,500 shares of Common Stock at the public offering price, which would represent 9.6% of the outstanding shares after the offering.


                                  The Offering

Securities offered
 by the Company.......  950,000 shares of Common Stock. In addition, the Company has granted the Underwriter an option to purchase up to an additional 142,500 shares to cover over-allotments. See "Description of Capital Stock."

Common Stock to be
 outstanding after
 the offering (1).....  950,000 shares  (1,092,500 shares  if the over-allotment option is exercised in full).

Use of proceeds by
 the Company..........  Capitalization of the Bank,  payment of organization and preopening expenses and general corporate purposes, including repayment of loans from directors. See "Use of Proceeds."

Proposed NASD Over
 the Counter Bulletin
 Board Symbol.........  "CKSB"

------------------------
         (1)  Does  not  include   58,330  shares   issuable  upon  exercise  of
         outstanding stock options under the Company's 1998 Founding Directors' Stock Option Plan and the Company's Stock Compensation Plan.

                                  RISK FACTORS

     The Common Stock offered hereby involves a high degree of risk and should be considered only by persons who can afford the loss of their entire investment. The following constitute the principal risks of an investment in the Common Stock and should be carefully considered by prospective investors prior to purchasing shares of Common Stock. The order of the following is not intended to be indicative of the relative importance of any described risk.

Lack of Operating History

     Neither the Company nor the Bank has any operating history. The business of the Company and the Bank is subject to the risks inherent in the establishment of a new business enterprise. Because the Company is only recently formed, the Bank has not commenced operations and the Bank and the Company are in the process of obtaining necessary regulatory approvals, prospective investors do not have access to all of the information that, in assessing their proposed investment, would be available to the purchasers of securities of a financial institution with a history of operations.

Significant Losses Expected

     As a result of the substantial start-up expenditures that must be incurred by a new bank and the time it will take to develop its deposit base and loan portfolio, it is expected that the Bank, and thus the Company, will operate at a substantial loss during the start-up of the Bank. Accordingly, they are not expected to be profitable for at least the first two years of operation. Cumulative losses during the first two years of operation are expected to exceed $500,000. There is no assurance that the Bank or the Company will ever operate profitably. As a result, it is anticipated that the book value of the Common Stock will decrease accordingly. If the Company does not reach profitability and recover its accumulated operating losses, investors in the offering would likely suffer a significant decline in the value of their shares of Common Stock.

Delay in Commencing Operations

     Although the Company and the Bank expect to receive all regulatory approvals and commence business in the first quarter of 1999, there can be no assurance as to when, if at all, these events will occur. Any delay in commencing operations will increase pre-opening expenses and postpone realization by the Bank of potential revenues. Absent the receipt of revenues and commencement of profitable operations, the Company's accumulated deficit will continue to increase (and book value per share decrease) as operating expenses such as salaries and other administrative expenses continue to be incurred.

Government Regulation and Monetary Policy

     As of November ___, 1998, the Bank had received all regulatory approvals required to organize and establish the Bank, subject to the satisfaction of certain conditions. Those conditions include, among other things, that: (i) beginning paid-in capital of the Bank will be not less than $8.5 million; (ii) the Bank will maintain a ratio of Tier 1 leverage capital to total assets for the first three years after commencing business of at least 8% and an adequate valuation reserve; (iii) the Bank will have its financial statements audited by a public accountant for at least the first five years; (iv) the Bank will file its Certificate of Paid in Capital and Surplus with the Commissioner of the Michigan Financial Institutions Bureau ("Commissioner") and notify the Commissioner of its opening date so the Commissioner can conduct its customary preopening investigation; and (v) any changes in executive management of the Bank will be submitted to the bank regulatory agencies in advance for their approval. Regulatory capital requirements imposed on the Bank may have the effect of constraining future growth, absent the infusion of additional capital.

     The Company and the Bank will be subject to extensive state and federal government supervision and regulation. Existing state and federal banking laws will subject the Bank to substantial limitations with respect to loans, purchase of securities, payment of dividends and many other aspects of its banking business. There can be no assurance that future legislation or government policy will not adversely affect the banking industry or the operations of the Bank. Federal economic and monetary policy may affect the Bank's ability to attract deposits, make loans and achieve satisfactory interest spreads. See "Supervision and Regulation."

No Assurance of Dividends

     It is anticipated that no dividends will be paid on the Common Stock for the foreseeable future. The Company will be largely dependent upon dividends paid by the Bank for funds to pay dividends on the Common Stock, if and when such dividends are declared. No assurance can be given that future earnings of the Bank, and any resulting dividends to the Company, will be sufficient to permit the legal payment of dividends to Company shareholders at any time in the future. Even if the Company may legally declare dividends, the amount and timing of such dividends will be at the discretion of the Company's Board of Directors. The Board may in its sole discretion decide not to declare dividends. The Common Stock offered hereby should not be purchased by persons who need or desire dividend income from this investment. For a more detailed discussion of other regulatory limitations on the payment of cash dividends by the Company, see "Dividend Policy."

Competition

     The Company and the Bank will face strong competition for deposits, loans and other financial services from numerous Michigan and out-of-state banks, thrifts, credit unions and other financial institutions as well as other entities which provide financial services. Some of the financial institutions and financial services organizations with which the Bank will compete are not subject to the same degree of regulation as the Bank. Many of these financial institutions aggressively compete for business in the Bank's proposed market area. Most of these competitors have been in business for many years, have established customer bases, are larger, have substantially higher lending limits than the Bank and will be able to offer certain services that the Bank does not expect to provide in the foreseeable future, including branches, trust services and international banking services. In addition, most of these entities have greater capital resources than the Bank, which, among other things, may allow them to price their services at levels more favorable to the customer and to provide larger credit facilities than could the Bank. See "Business -- Market Area" and "Business -- Competition." Additionally, federal and Michigan legislation regarding interstate branching and banking may act to increase competition in the future from larger out-of-state banks. See "Supervision and Regulation."

Dependence on Management

     The Company and the Bank are, and for the foreseeable future will be, dependent upon the services of David Harrison, the President of the Bank, and other senior managers retained by the Bank. The loss of one or more key members of the management team could adversely affect the operations of the Company and the Bank. While the Company will maintain key man life insurance on the life of Mr. Harrison, the Company does not have an employment agreement with him or any of its other officers. See "Business -- Employees" and "Management."

Discretion in Use of Proceeds

     The Offering is intended to raise funds to provide for the initial capitalization of the Bank, purchase leasehold improvements, equipment and other assets for the Bank's operations, fund loans, provide working capital for general corporate purposes, and pay initial operating expenses. While management currently has no such agreements or understanding, if opportunities arise, some of the proceeds of the Offering could also be used to finance acquisitions of other financial institutions, branches of other institutions, or expansion into other lines of business closely related to banking. However, management will retain discretion in employing the proceeds of the Offering. See "Use of Proceeds."

Lending Risks and Lending Limits

     The risk of nonpayment of loans is inherent in commercial banking, and such nonpayment, if it occurs, may have a material adverse effect on the Company's earnings and overall financial condition as well as the value of the Common Stock. Moreover, the Bank's focus on small-to-medium sized businesses may result in a large concentration of loans by the Bank to such businesses. As a result, the Bank may assume greater lending risks than banks which have a lesser concentration of such loans and tend to make loans to larger companies. Management will attempt to minimize the Bank's credit exposure by carefully monitoring the concentration of its loans within specific industries and through prudent loan application and approval procedures, but there can be no assurance that its monitoring and procedures will reduce such lending risks sufficiently to avoid material losses.

     The Company anticipates that approximately 50% of its loans will consist of commercial loans, although the actual percentage may vary. Commercial real estate loans are expected to comprise approximately 10% of all commercial loans. Commercial real estate lending involves more risk than residential lending, because loan balances are greater and repayment is dependent upon the borrower's operation. See "Business -- Products and Services -- Commercial Loans."

     The Company anticipates that approximately 35% of its loan portfolio will consist of personal loans and credit, although the actual percentage may vary. Personal loans and credit are expected to consist primarily of home equity loans, together with loans for other purposes, such as the purchase of automobiles, boats and other recreational vehicles, home improvements and personal investments. Personal loans usually involve more credit risk than mortgage loans because of the type and nature of collateral, if any. In addition, consumer loan repayments are dependent on the borrower's continuing financial stability, and are thus likely to be adversely affected by job loss, illness or personal bankruptcy. See "Business -- Products and Services -- Personal Loans and Credit."

     The Bank's general lending limit is expected to initially be approximately $1.0 million. Accordingly, the size of the loans which the Bank can offer to potential customers will be less than the size of loans which most of the Bank's competitors with larger lending limits are able to offer. This limit initially may affect the ability of the Bank to seek relationships with the area's larger businesses. The Bank expects to accommodate loan volumes in excess of its lending limit through the sale of participations in such loans to other banks. However, there can be no assurance that the Bank will be successful in attracting or maintaining customers seeking larger loans or that the Bank will be able to engage in the sale of participations in such loans on terms favorable to the Bank.

Impact of Interest Rates and Economic Conditions

     The results of operations for financial institutions, including the Bank, may be materially and adversely affected by changes in prevailing economic conditions, including declines in real estate market values, rapid changes in interest rates and the monetary and fiscal policies of the federal government. See "Supervision and Regulation." The Bank's profitability will be in part a function of the spread between the interest rates earned on investments and loans and the interest rates paid on deposits and other interest-bearing liabilities. In the early 1990s, many banking organizations experienced historically high interest rate spreads. More recently, interest rate spreads have generally narrowed due to changing market conditions and competitive pricing pressure, and there can be no assurance that such factors will not continue to exert such pressure or that such high interest rate spreads will return. Substantially all the Bank's loans will be to businesses and individuals in North Oakland County, Michigan, and any decline in the economy of this area could have an adverse impact on the Bank. Like most banking institutions, the Bank's net interest spread and margin will be affected by general economic conditions and other factors that influence market interest rates and the Bank's ability to respond to changes in such rates. At any given time, the Bank's assets and liabilities will be such that they are affected differently by a given change in interest rates. As a result, an increase or decrease in rates, the length of loan terms or the mix of adjustable and fixed rate loans in the Bank's portfolio could have a positive or negative effect on the Bank's net income, capital and liquidity. There can be no assurance that negative trends or developments will not have a material adverse effect on the Bank. See "Supervision and Regulation."

Need for Technological Change

     The banking industry is undergoing rapid technological changes with frequent introductions of new technology- driven products and services. In addition to better serving customers, the effective use of technology increases efficiency and enables financial institutions to reduce costs. The Company's future success will depend in part on its ability to address the needs of its customers by using technology to provide products and services that will satisfy customer demands for convenience as well as to create additional efficiencies in the Bank's operations. Many of the Bank's competitors have substantially greater resources to invest in technological improvements. There can be no assurance that the Bank will be able to effectively implement new technology-driven products and services or be successful in marketing such products and services to its customers. See "Business -- Strategy."

Year 2000 Compliance

     Because many computerized systems use only two digits to record the year in date fields (for example, the year 1998 is recorded as 98), such systems may not be able to accurately process dates ending in the year 2000 and after. The effects of this issue will vary from system to system and may adversely affect the ability of a financial institution's operations as well as its ability to prepare financial statements. The Company and the Bank will be organized in 1998 or early 1999 and will have recently acquired their computer equipment and will have recently contracted with a leading supplier of information processing services. The Company expects to have written assurances from its corporate equipment and information systems suppliers that their products are year 2000 compliant. The Company expects to assess year 2000 compliance by the Company and its vendors. In addition, the Bank expects to require assurances from commercial borrowers as to their year 2000 compliance as part of the loan application and review process. Management does not anticipate that the Company will incur material operating expenses or be required to invest heavily in computer system improvements to be year 2000 compliant. Nevertheless, the inability of the Company to successfully address year 2000 issues could result in interruptions in the Company's business and have a material adverse effect on the Company's results of operations.

Anti-Takeover Provisions

     The Company's Articles of Incorporation (the "Articles") and bylaws (the "Bylaws") include provisions which may have the effect of delaying, deferring or preventing certain types of transactions involving an actual or potential change in control of the Company, including transactions in which the shareholders might otherwise receive a premium for their shares over then current market prices, and may limit the ability of the shareholders to approve transactions that they may deem to be in their best interests. The Michigan Business Corporation Act (the "MBCA") contains a Control Share Act and a Fair Price Act intended to protect shareholders and prohibit or discourage certain types of hostile takeover activities. Federal law requires the approval of the Federal Reserve Board prior to acquisition of "control" of a bank holding company. These provisions may have the effect of delaying or preventing a change in control of the Company without action by the shareholders, and therefore could adversely affect the price of the Common Stock. See "Description of Capital Stock -- Anti-Takeover Provisions."

Indemnification of Directors and Officers

     The Company's Articles of Incorporation provide for the indemnification of its officers and directors and insulate its officers and directors from liability for certain breaches of the duty of care. It is possible that the indemnification obligations imposed under these provisions could have an adverse effect on the Company's financial position and results of operations. The Bank's Articles of Incorporation contain similar provisions. See "Description of Capital Stock -- Anti-Takeover Provisions."

Determination of Offering Price

     The initial public offering price of $10.00 per share was determined by the Company in consultation with the Underwriter. This price is not based upon earnings or any history of operations and should not be construed as indicative of the present or anticipated future value of the Common Stock. Prior to the offering, there has been no public trading market for the Common Stock. The price at which these shares are being offered to the public may be greater than the market price for the Common Stock following the offering.

Limited Trading Market Expected

     The Underwriter has advised the Company that, upon completion of the offering, it intends to use reasonable efforts to initiate quotations of the Common Stock on the OTC Bulletin Board and to act as a market maker in the Common Stock, subject to applicable laws and regulatory requirements, although it is not obligated to do so. Making a market in securities involves maintaining bid and ask quotations and being able, as principal, to effect transactions in reasonable quantities at those quoted prices, subject to various securities laws and other regulatory requirements. The development of a public trading market depends, however, upon the existence of willing buyers and sellers, the presence of which is not within the control of the Company, the Bank or any market maker. Market makers on the OTC Bulletin Board are not required to maintain a continuous two sided market, are required to honor firm quotations for only a limited number of shares and are free to withdraw firm quotations at any time. Even with a market maker, factors such as the limited size of the offering, the lack of earnings history for the Company and the absence of a reasonable expectation of dividends within the near future mean that there can be no assurance of an active and liquid market for the Common Stock developing in the foreseeable future. Even if a market develops, there can be no assurance that a market will continue or that shareholders will be able to sell their shares at or above the price at which these shares are being offered to the public. Purchasers of Common Stock should carefully consider the limited liquidity of their investment in the shares being offered hereby.

Control by Management

     Although the combined ownership and control over the Company's Common Stock by the Company's officers and directors is likely to be less than 10% after this Offering, such individuals will be able to exert a significant measure of control over the affairs and policies of the Company. Such control could be used, for example, to help prevent an acquisition of the Company, thereby precluding shareholders from possibly realizing any premium which may be offered for the Company's Common Stock by a potential acquirer. See "Principal Shareholders."

Regulatory Risk

     The banking industry is heavily regulated. Many of these regulations are intended to protect depositors, the public, and the FDIC, not shareholders. Applicable laws, regulations, interpretations and enforcement policies have been subject to significant, and sometimes retroactively applied, changes in recent years, and may be subject to significant future changes. There can be no assurance that such future changes will not adversely affect the business of the Company. In addition, the burden imposed by federal and state regulations may place banks in general, and the Company specifically, at a competitive disadvantage compared to less regulated competitors. See "Supervision and Regulation."

                                 USE OF PROCEEDS

     The net proceeds to the Company from the sale of the 950,000 shares of Common Stock offered hereby are estimated to be $_______ ($_______ if the Underwriter's over-allotment option is exercised in full), after deduction of the underwriting discounts, but before deducting estimated offering expenses of $155,000. The Underwriter has agreed to limit the underwriting discounts to 2.0% of the public offering price for up to 100,000 shares sold by the Underwriter to directors and officers of the Bank or their immediate families and to certain persons identified on a list provided to the Underwriter by the Company. Such persons have provided nonbinding expressions of interest to purchase approximately 91,500 shares. If such persons purchase 91,500 shares, underwriting discounts will be reduced by, and proceeds to the Company will be increased by, $ _____.

     The sources and uses of the proceeds from the offering are set forth below:

(Dollars in thousands)                                                                  Amount        Percentage
Sources:
    Sale of 950,000 shares of Common Stock......................................        $9,500          100%
Uses:
    Capital contribution to the Bank(1).........................................        $8,500           89%
    Underwriting discounts......................................................        $                  %
    Repayment of director loans.................................................        $                  %
    Operating and other expenditures of the Company.............................        $                  %

           Total uses...........................................................        $9,500          100%

-----------------------
(1) It is anticipated that the net proceeds received by the Bank will be used primarily to fund investments in loans and securities and also for general corporate purposes.

     The Company expects to contribute approximately $8,500,000 of the net proceeds of the offering to the Bank by purchasing all of the Bank's common stock to be issued. This purchase of the Bank's stock is intended to provide the Bank with the capital required by regulators to commence operations. The Bank plans to use approximately $115,000 for leasehold improvements and related architectural and engineering services, and approximately $130,000 to purchase furniture, fixtures and equipment and other necessary assets for the Bank's operations. The Company expects to use approximately $37,000 of the net proceeds to pay for organizational expenses of the Bank. These organizational expenses, and other preopening expenses and offering expenses, were financed on an interim basis from loans of approximately $415,000 at an interest rate of 5.0% per annum made to the Company by members of its Board of Directors. These loans include $120,000 loaned as of August 31, 1998 and an additional $295,000 loaned subsequent to August 31, 1998. It is anticipated that this approximately $415,000 of loans will be repaid by the Company promptly following the completion of the offering, using $285,000 of net offering proceeds and $130,000 cash on hand. It is currently anticipated that the balance of the net proceeds received by the Bank will be used to fund investments in loans and securities and for payment of operating expenses. The remaining net proceeds (plus any net proceeds as a result of the exercise of the Underwriter's over-allotment option) will initially be invested by the Company in investment grade securities and otherwise held by the Company as working capital for general corporate purposes and to pay operating expenses, as well as for possible future capital contributions to the Bank. The funds will also be available to finance possible acquisitions of other branches or expansion into other lines of business closely related to banking, although the Company presently has no plans to do so.

                                 DIVIDEND POLICY

     The Company initially expects that Company and Bank earnings, if any, will be retained to finance the growth of the Company and the Bank and that no cash dividends will be paid for the foreseeable future. After the Bank achieves profitability, recovers its operating deficit, and funds an adequate reserve for loan and lease losses, the Company may consider payment of dividends. However, the declaration of dividends is at the discretion of the Board of Directors, and there is no assurance that dividends will be declared at any time. If and when dividends are declared, the Company will be largely dependent upon dividends paid by the Bank for funds to pay dividends on the Common Stock. It is also possible, however, that the Company might at some time in the future pay dividends generated from income or investments and from other activities of the Company.

     Under Michigan law, the Bank is restricted as to the maximum amount of dividends it may pay on its Common Stock. The Bank may not pay dividends except out of net profits after deducting its losses and bad debts. A Michigan state bank may not declare or pay a dividend unless the bank will have a surplus amounting to at least 20% of its capital after the payment of the dividend. If the Bank has a surplus less than the amount of its capital, it may not declare or pay any dividend until an amount equal to at least 10% of net profits for the preceding one-half year (in the case of quarterly or semi-annual dividends) or full-year (in the case of annual dividends) has been transferred to surplus. The ability of the Company and the Bank to pay dividends is also affected by various regulatory requirements and policies, such as the requirement to maintain adequate capital above regulatory guidelines. See "Supervision and Regulation." Such requirements and policies may limit the Company's ability to obtain dividends from the Bank for its cash needs, including funds for acquisitions, payment of dividends by the Company and the payment of operating expenses.

                                 CAPITALIZATION

     The following table sets forth the capitalization of the Company as it is projected to be immediately after the sale of the 950,000 shares of Common Stock offered hereby and the application of the estimated net proceeds. See "Use of Proceeds."

Long-term and short-term debt...................................................     $      0

Shareholders' equity:

         Common stock, no par value, 10,000,000 shares authorized; 950,000
               shares issued and outstanding(1).................................    8,680,000
         Retained earnings(2)...................................................      (41,829)
                                                                                    ----------
                    Total shareholders' equity..................................   $8,638,171

(1) Net of underwriting discounts and $155,000 of offering expenses expected to be paid by the Company.

(2)  Retained earnings (accumulated deficit) as of August 31, 1998.

                                    BUSINESS

The Company

     The Company was incorporated on May 18, 1998 under Michigan law and will be a bank holding company owning all of the common stock of the Bank. The Bank is organizing as a Michigan chartered bank with depository accounts to be insured by the Federal Deposit Insurance Corporation (the "FDIC"). The Bank's initial primary service area will be Independence Township, which includes the City of Clarkston, and the adjacent township of Waterford, both of which are located in North Oakland County, Michigan. The Bank intends to provide a full range of commercial and consumer banking services for small to medium size businesses as well as individuals. The Bank's lending strategy will focus on commercial and consumer lending and to a lesser extent residential mortgage lending. The Bank intends to offer a broad array of deposit products and may also provide customers with credit cards, trust services, insurance products and investment products through third-party service providers. The use of third-party service providers is expected to allow the Bank to be at the forefront of technology while minimizing the costs of delivery. Completion of this offering will be conditioned on the Company and the Bank having received all necessary regulatory approvals, subject to the satisfaction of certain conditions. Management anticipates commencing business in the first quarter of 1999.

     The Company was incorporated as a Michigan business corporation on May 18, 1998. The Company was formed to acquire all of the Bank's issued and outstanding stock and to engage in the business of a bank holding company under the federal Bank Holding Company Act of 1956, as amended. On October 23, 1998, the Commissioner of the FIB issued an order approving the application to establish the Bank. On , 1998, the Bank's application for FDIC deposit insurance was approved. The Company's application to become a bank holding company for the Bank was approved by the Federal Reserve Board on , 1998. These approvals were issued subject to the satisfaction of certain conditions that the Company believes are customary in transactions of this type, including conditions relating to capitalization of the Bank and continuing capital adequacy. The Company and the Bank expect to satisfy such conditions and commence business in the first quarter of 1999. See "Risk Factors -- Delay in Commencing Operations" and "Risk Factors -- Government Regulation and Monetary Policy."

Reason for Starting Clarkston State Bank

     The expansion of interstate banking has contributed to substantial consolidation of the banking industry in Michigan, including the Company's market area in North Oakland County. Many of the area's locally owned or managed financial institutions have either been acquired by large regional bank holding companies or have been consolidated into branches of other financial institutions. In many cases, these acquisitions and consolidations have been accompanied by pricing changes, branch closings, the dissolution of local boards of directors, management and personnel changes and, in the perception of the Company's management, a decline in the level of customer service.

     Although the banking industry remains competitive, management believes that the consolidation of the banking industry has created a favorable opportunity in the Company's market area for a new commercial bank to offer services to customers who wish to conduct business with a locally owned and managed bank. The Company seeks to take advantage of this opportunity by emphasizing the Company's local management, and its strong ties and active commitment to the community. Management believes that a community bank can help foster the economic development of its community and create and retain wealth within that community. Management believes that community residents will recognize the benefits of a community bank and that the Bank will be successful in attracting as customers individuals and small to medium sized businesses by demonstrating an active interest in their business and personal financial affairs.

Market Area

     The Bank's initial primary service area will be Independence Township, which includes the City of Clarkston, and the adjacent township of Waterford, both of which are located in North Oakland County, Michigan. The Bank's primary service area has a diverse economy based primarily on manufacturing, retail and service. According to available statistical data, Waterford and Independence Townships have approximately 1,700 business establishments and 1997 unemployment rates of 3.3% and 2.5%, respectively. In 1997, Oakland County had an unemployment rate of less than 2.9% compared to average unemployment rates of 4.6% for Michigan and 4.7% for the United States, according to the University of Michigan
Institute of Labor and Industrial Relations. In 1997, the combined median household income for Waterford and Independence Townships (including the City of Clarkston) was approximately $59,000, compared to approximately $57,000 for all of Oakland County. In 1997, Oakland County was the nation's third wealthiest county with a population in excess of one million, according to the Bureau of Economic Analysis for the United States Census. The Company believes that affluent households create demand for home mortgage loans, home equity loans, certificates of deposit and individual retirement accounts.

     The Bank's primary service area is a significant banking market in the State of Michigan. According to available industry data, as of June 30, 1997, total deposits in Waterford and Independence Townships (including the City of Clarkston), including those of banks, thrifts and credit unions, were approximately $1.2 billion. As of June 30, 1997, total deposits in Oakland County were approximately $21.0 billion.

     The Bank's main office will be located in downtown Clarkston, and will serve as the Company's corporate headquarters. The Company's address is 15 South Main Street, Clarkston, Michigan 48346. The Company's telephone number is (248) 625-0710.

Products and Services

     Commercial Loans. Commercial loans will be made primarily to small and mid-sized businesses. These loans will be both secured and unsecured and are expected to be made available for general operating purposes, acquisition of fixed assets including real estate, purchases of equipment and machinery, financing of inventory and accounts receivable, as well as any other purposes considered appropriate. The Bank will generally look to a borrower's business operations as the principal source of repayment, but will also receive, when appropriate, mortgages on real estate, security interests in inventory, accounts receivable and other personal property and/or personal guarantees.

     Although the Bank intends to take a progressive and competitive approach to lending, it will stress high quality in its loans. Because of the Bank's local nature, management believes that quality control should be achievable while still providing prompt and personal service. On a bi-monthly basis, the Board of Directors will review selected loans made in the preceding month. In addition, a loan committee of the Board of Directors of the Bank will also review larger loans for prior approval when the loan request exceeds the established limits for the senior officers.

     Commercial real estate lending involves more risk than residential lending, because loan balances are greater and repayment is dependent upon the borrower's operation. The Bank will attempt to minimize risk associated with these transactions by generally limiting its exposure to owner operated properties of well-known customers or new customers with an established profitable history. In many cases, risk will be further reduced by (i) limiting the amount of credit to any one borrower to an amount less than the Bank's legal lending limit; and (ii) avoiding certain types of commercial real estate financings.

     Residential Real Estate Loans. The Bank expects to originate residential mortgage loans, which are generally long-term with either fixed or variable interest rates. The Bank's anticipated general policy, which is subject to review by management as a result of changing market and economic conditions and other factors, may be to retain all or a portion of variable interest rate mortgage loans in the Bank's loan portfolio and to sell all fixed rate loans in the secondary market. The Bank also expects to offer home equity loans. The Bank expects to retain servicing rights with respect to residential mortgage loans that it originates.

     Personal Loans and Credit. The Bank will make personal loans and lines of credit available to consumers for various purposes, such as the purchase of automobiles, boats and other recreational vehicles, home improvements and personal investments. The Bank expects to retain substantially all of such loans. The Bank may also offer credit card services if requested by the Bank's customers.

     Consumer loans generally have shorter terms and higher interest rates than residential mortgage loans and, except for home equity lines of credit, usually involve more credit risk than mortgage loans because of the type and nature of the collateral. While the Bank does not intend to use a formal credit scoring system, the Bank intends to underwrite its loans carefully, with a strong emphasis on the amount of the down payment, credit quality, employment stability and monthly income. These loans are expected generally to be repaid on a monthly repayment schedule with the source of repayment tied to the borrower's periodic income. In addition, consumer lending collections will be dependent on the borrower's continuing financial stability, and are thus likely to be adversely affected by job loss, illness and personal bankruptcy. In many cases, repossessed collateral for a defaulted consumer loan will not provide an adequate source of repayment of the outstanding loan balance because of depreciation of the underlying collateral. The Bank believes that the generally higher yields earned on consumer loans will help compensate for the increased credit risk associated with such loans and that consumer loans will be important to its efforts to serve the credit needs of the communities and customers that it serves.

     Loan Policy. As a routine part of the Bank's business, the Bank expects to make loans to individuals and businesses located within the Bank's market area. The Company anticipates that its loan portfolio will consist of commercial loans (50%), residential real estate loans (15%) and personal loans and credit (35%), although these percentages are approximations and the actual percentages may vary. The Bank has adopted a Loan Policy that contains general lending guidelines and is subject to review and revision by the Board of Directors from time to time.

     The Company will seek to make sound loans, while recognizing that lending money involves a degree of business risk. The Loan Policy is designed to assist the Company in managing the business risk involved in making loans. The Loan Policy states that it provides a general framework for the Bank's loan operations, while recognizing that not all loan activities and procedures can be anticipated. The Loan Policy instructs lending personnel to use care and prudent decision making and to seek the guidance of a senior lending officer or the President of the Bank where appropriate.

     The Loan Policy includes procedures for oversight and monitoring of the Bank's lending practices and loan portfolio. The Bank will have an Officers Loan Committee comprised of the Bank President, the senior lending officer, the branch administrator and other appropriate lending personnel. The Officers Loan Committee will be responsible for approving all loans that exceed an individual officer's lending authority. The initial authorization limit for the President of the Bank will be $750,000, and the initial authorization limit for the Vice President of Commercial Loans will be $500,000 for secured loans and $250,000 for unsecured loans. These limits are subject to review and revision by the Board of Directors from time to time.

     The Loan Policy includes "loan to value" ratios that limit the size of certain types of loans to a maximum percentage of the value of the collateral securing the loans, which percentage varies by the type of collateral. The Loan Policy includes the following loan to value maximum ratios: raw land (70%), improved residential real estate lots (80%), non-residential construction (80%), first mortgages on residences (80%), junior mortgages on residences (95%) and commercial real estate (70%). Loans with loan to value ratios in excess of the established percentage may be approved provided that the excess amount is insured with private mortgage insurance. The Bank is authorized and expects to use credit risk insurance, principally for residential real estate mortgages where the loan to value ratio exceeds 80%.

     The Loan Policy also includes other underwriting standards for loans secured by liens on real estate. These underwriting standards are designed to determine the maximum loan amount that a borrower has the capacity to repay based upon the type of collateral securing the loan and the borrower's income. For owner-occupied residential real estate mortgages, the monthly payments on the loan are not to exceed 28% of the borrower's monthly income. For owner-occupied commercial real estate mortgages, the annual payments, combined with the borrower's other required debt payments, are not to exceed 80% of the borrower's net annual projected cash flow. In addition, the Loan Policy requires that the Bank obtain a written appraisal by a state certified appraiser for loans secured by real estate in excess of $50,000, subject to certain limited exceptions. The appraiser must be selected by the Bank and must be independent and licensed. The Loan Policy also includes maximum amortization schedules and loan terms for each category of loans secured by liens on real estate. Loans secured by commercial real estate are subject to a maximum term of 10 years and a maximum amortization schedule of 20 years. Loans secured by residential real estate with variable interest rates will have a maximum term and amortization schedule of 30 years. The Bank intends to sell to the secondary market all loans secured by residential real estate with fixed interest rates and terms in excess of three years, thereby reducing the interest rate risk and credit risk to the Bank. Loans secured by vacant land are subject to a maximum term of 3 years and a maximum amortization schedule of 10 years.

     The Company anticipates that all of its residential real estate loans will be secured by a first lien on the real estate. The Company anticipates that the majority of its personal loans and credit will be home equity loans secured by a second lien on real estate. Approximately 10% of the Company's commercial loans are expected to be commercial real estate loans secured by a first lien on the commercial real estate. In addition, the Company expects that the majority of its commercial loans that are not mortgage loans will be secured by a lien on equipment, inventory and/or other assets of the commercial borrower.

     The Loan Policy also establishes a limit on the aggregate amount of loans to any one borrower. The Loan Policy provides that no loan shall be granted where the aggregate liability of the borrower to the Bank will exceed $1.0 million. As with the Loan Policy in general, this internal lending limit is subject to review and revision by the Board of Directors from time to time. The Company anticipates that its legal lending limit under applicable regulations will be approximately $2.1 million immediately following the offering, based on the legal lending limit of 25% of capital and surplus.

     In addition, the Loan Policy provides additional general guidelines, provides for guidelines concerning personal guarantees, provides for environmental policy review, contains specific limitations with respect to loans to employees, executive officers and directors, provides for problem loan identification, establishes a policy for the maintenance of a loan loss reserve, provides for loan reviews and sets forth policies for mortgage lending and other matters relating to the Bank's lending practices.

     Deposit Services. The Bank intends to offer a broad range of deposit services, including checking accounts, NOW accounts, savings accounts and time deposits of various types. The Bank will offer a courier service for customer convenience. Transaction accounts and time certificates will be tailored to the principal market area at rates competitive with those offered in the area. All deposit accounts will be insured by the FDIC up to the maximum amount permitted by law. The Bank intends to solicit these accounts from individuals, businesses, associations, financial institutions and government authorities. The Bank may also use alternative funding sources as needed, including advances from Federal Home Loan Banks, conduit financing and the packaging of loans for securitization and sale.

     Regulatory and supervisory loan-to-value limits are established by Section 304 of the Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA"). The Bank's internal limitations will follow those limits and in certain cases will be more restrictive than those required by the regulators.

     The Bank may establish relationships with correspondent banks and other independent financial institutions to provide other services requested by its customers, including loan participations where the requested loan amounts exceed the Bank's policies or legal lending limits.

     Other Services. The Bank may consider providing additional services in the future, such as personal computer based at-home banking. Management believes that the Bank's personalized service approach benefits from customer visits to the Bank. Management will continue to evaluate the desirability of adding telephone, electronic and at-home banking services. Should the Bank choose to do so, the Bank could provide one or more of these services at a future date using a third-party service provider.

     Investments. The principal investment of the Company will be its purchase of all of the common stock of the Bank. Funds retained by the Company from time to time may be invested in various debt instruments, including but not limited to obligations of or guaranteed by the United States, general obligations of a state or political subdivision thereof, bankers' acceptances or certificates of deposit of United States commercial banks, or commercial paper of United States issuers rated in the highest category by a nationally-recognized investment rating service. Although the Company is permitted to make limited portfolio investments in equity securities and to make equity investments in subsidiary corporations engaged in certain non-banking activities which may include real estate-related activities, such as mortgage banking, community development, real estate appraisals, arranging equity financing for commercial real estate, and owning and operating real estate used substantially by the Bank or acquired for its future use, the Company has no present plans to make any such equity investment. See "Supervision and Regulation -- The Company --

Investments and Activities." The Company's Board of Directors may alter the Company's investment policy without shareholder approval.

     The Bank may invest its funds in a wide variety of debt instruments and may participate in the federal funds market with other depository institutions. Subject to certain exceptions, the Bank is prohibited from investing in equity securities. Under one such exception, in certain circumstances and with the prior approval of the FDIC, the Bank could invest up to 10% of its total assets in the equity securities of a subsidiary corporation engaged in certain real estate- related activities. The Bank has no present plans to make such an investment. Real estate acquired by the Bank in satisfaction of or foreclosure upon loans may be held by the Bank, subject to a determination by a majority of the Bank's Board of Directors at least annually of the advisability of retaining the property, for a period not exceeding 60 months after the date of acquisition, or such longer period as the Commissioner may approve. The Bank is also permitted to invest an aggregate amount not in excess of two-thirds of the capital and surplus of the Bank in such real estate as is necessary for the convenient transaction of its business. The Bank has no present plans to make any such investment. The Bank's Board of Directors may alter the Bank's investment policy without shareholder approval.

Competition

     There are many thrift  institution,  credit union and bank offices  located within the Bank's primary market area. Most are branches of larger financial institutions which, in management's view, are managed with a philosophy of strong centralization. The Bank will face competition from thrift institutions, credit unions, and other banks as well as finance companies, insurance companies, mortgage companies, securities brokerage firms, money market funds and other providers of financial services. Most of the Bank's competitors have been in business a number of years, have established customer bases, are larger and have higher lending limits than the Bank. The Bank will compete for loans principally through its ability to communicate effectively with its customers and understand and meet their needs. Management believes that its personal service philosophy will enhance its ability to compete favorably in attracting individuals and small businesses. The Bank will actively solicit retail customers and will compete for deposits by offering customers personal attention, professional service, off-site ATM capability, and competitive interest rates.

Employees

     The Bank is assembling a staff of experienced professionals and expects to have approximately 12 full time employees when it opens for business. In addition to the President and the Vice President - Finance and Operations and the Controller, the Bank intends to recruit a senior lending officer, a branch administration officer, an auditor and additional customer service and support personnel. Mr. Harrison and Mr. Richardson have chosen to join the Bank at compensation levels below what they earned in their previous positions.

Properties

     The Bank is leasing a building located at 15 South Main Street in downtown Clarkston, Michigan for use as the Bank's main office and the Company's headquarters. This building consists of approximately 3,890 square feet. The building was formerly a branch of a large regional bank and has been a bank branch since 1911. The building has a night deposit box, safe deposit boxes and a complete security system, and will have an ATM machine. The Bank believes that this space will be adequate for its present needs. In order to conserve the Bank's capital, eight directors agreed to purchase the building in September, 1998 specifically for the purpose of leasing the property to the Bank. The building will be leased on an arms-length basis from an entity owned by eight of the Company's and the Bank's directors. See "Certain Transactions."

     The lease for the Bank's office has an initial term of five years and the Bank has three renewal options of five years each. The monthly lease payments are $5,000 per month for the first two years and thereafter $5,165 per month. In addition, the Bank will be required to make payments for taxes, insurance and other operating expenses. The Bank expects to spend approximately $115,000 for tenant improvements and related architectural and engineering services, and additional funds for furniture, fixtures and other equipment.

Plan of Operation

     The Company's plan of operation for the twelve months following the completion of the offering does not contemplate the need to raise additional funds during that period. Management has concluded, based on current pre-opening growth projections, that the Bank is likely to have adequate funds to meet its cash requirements for at least twelve months. Management has no specific plans for product research or development which would be performed within the next twelve months. Management plans to expend approximately $115,000 for leasehold improvements and related architectural and engineering services, and approximately $130,000 for furniture, fixtures, equipment and other necessary assets, prior to commencing operation. During the first twelve months of operation, the Company does not anticipate requiring substantial additional equipment. No significant changes in the number of employees is anticipated in the first twelve months of operations after the Bank commences its business and completes the hiring of its approximately 12 initial employees.

                                   MANAGEMENT

Directors and Executive Officers

     The directors and executive officers of the Company and the Bank are as follows:

                                                                     Positions with               Positions with
                      Name                       Age                   the Company                    the Bank
David T. Harrison............................    56            Chief Executive Officer,     Chief Executive Officer,
                                                               President and Director       President and Director

James L. Richardson..........................    66            Treasurer                    Vice President - Finance
                                                                                            and Operations and
                                                                                            Controller

Edwin L. Adler...............................    60            Chairman and Director        Chairman and Director

Louis D. Beer................................    53            Director                     Director

William J. Clark.............................    48            Director                     Director

Charles L. Fortinberry.......................    42            Director                     Director

Bruce H. McIntyre............................    68            Secretary and Director       Secretary and Director

Robert A. Olsen..............................    53            Director                     Director

Ted J. Simon.................................    67                --                       Director

John H. Welker...............................    58            Director                     Director

     The Company has a classified board of directors, with directors serving staggered three-year terms that expire at the relevant annual shareholders meeting. The terms of Messrs. Beer and Clark expire in 1999, the terms of Messrs. Fortinberry, McIntyre and Olsen expire in 2000, and the terms of Messrs. Harrison, Adler and Welker expire in 2001. There are no family relationships between or among any of the directors or executive officers named above. The Company intends to maintain at least two independent directors on its board.

Committees

     The Bank has several committees, composed as follows: Loan Committee (Messrs. Harrison, Fortinberry and Clark); Investment Committee (Messrs. Harrison, Olsen, Beer and Welker); and Audit Committee (Messrs. Harrison,
McIntyre  and Adler);  and  Personnel  Committee  (Messrs.  Olsen,  Harrison and
Welker).

     The Company also has several committees, composed as follows: Executive Committee (Messrs. Harrison, Adler, McIntyre and Olsen); Audit Committee (Messrs. Harrison, McIntyre and Adler); and Personnel Committee (Messrs. Olsen, Harrison and Welker).

Experience of Directors and Officers

     The experience and backgrounds of the directors and officers of the Company and the Bank are summarized below.

     David T. Harrison is the Chief Executive Officer, President and a director of the Company and the Bank. Mr. Harrison has 30 years of experience in the banking industry. Mr. Harrison was employed by First of America Bank from 1963 to 1991, and most recently served from 1989 to 1991 as Chief Executive Officer and President of First of

America Bank-Southeast, in Detroit, a Michigan banking corporation that had over $4 billion in assets in 1991. From 1986 to 1989 Mr. Harrison served as the President and Chief Executive Officer of First of America Bank-Oakland, a Michigan banking corporation that had over $600 million in assets in 1989. Mr. Harrison served in various positions at First of America Bank-Kalamazoo from 1961 to 1986, including Senior Vice President from 1980 to 1986. Mr. Harrison's duties included dealing with troubled acquisitions. The First of America banks were subsidiaries of First of America Bank Corporation, a $22 billion bank holding company headquartered in Kalamazoo, Michigan that was acquired by National City Bank. Mr. Harrison has served as Chief Executive Officer and President of Pinnacle Appraisal Group of Clarkston, Michigan, from 1991 to the present. Mr. Harrison has also served as Chief Executive Officer and President of Trophy Homes, a residential builder, of Clarkston, Michigan, from 1995 to the present. Mr. Harrison has served as a director of Credit Acceptance Corporation from 1991 to the present. Mr. Harrison is a member and past chairman of New Detroit, Inc.

     James L. Richardson is the Treasurer of the Company and is the Vice President and Controller of the Bank. Mr. Richardson has been employed as a law firm administrator since 1991, most recently with the law firm of Saurbier, Paradiso & Perrin, P.L.C. in St. Clair Shores, Michigan. From 1977 through 1991, Mr. Richardson held a number of positions with several banks, most recently as the controller of First of America Bank-Southeast Michigan (Detroit) from 1989 through 1991. Mr. Richardson was the controller of First of America Bank-Southeast Michigan from 1987 through 1991. From 1977 through 1986, Mr. Richardson held various executive positions with New Century Bank (formerly Peoples Banking Corporation) in Frankenmuth and Bay City, Michigan, most recently as Executive Vice President. Mr. Richardson has a Masters in Business Administration from the University of Michigan. Mr. Richardson is a member of the American Institute of CPAs and the Michigan Association of CPAs.

     Edwin L. Adler is the Chairman and a director of the Company and the Bank. Mr. Adler is president of Food Town Supermarkets, a chain of five stores in the Clarkston, Michigan area, where he has been employed since 1963. Mr. Adler also owns two Harley Davidson dealerships one in Waterford Township and one in Fort Wayne, Indiana. Mr. Adler is also actively involved in real estate investment and management in Oakland County Mr. Adler served as an appointee of Governor Engler to the Silverdome Stadium Building Authority from 1972 to 1996.

     Louis C. Beer is a director of the Company and the Bank. Mr. Beer has served since 1993 as the chairman of First Public Corporation, a real estate, financial and business consulting firm located in Saginaw, Michigan. Mr. Beer serves on the Board of Trustees of the Detroit Symphony Orchestra Hall. Mr. Beer is also a member of the Clarkston Foundation and the Saginaw Valley Manufacturers Association. Mr. Beer is also an attorney and a member of the American Bar Association and the Michigan Bar Association.

     William J. Clark is a director of the Company and the Bank. Mr. Clark has served since October 1996 as the general manager of Coldwell Banker
Professionals, a real estate brokerage firm in Clarkston, Michigan, where he supervises approximately 53 real estate agents and nine staff members. Mr. Clark was employed by Clarkston Real Estate Services Inc. from 1989 through October 1996, most recently as the sales manager for over 30 agents and approximately five staff members. Mr. Clark is a member of the North Oakland County Board of Realtors, the Michigan Association of Realtors and the National Association of Realtors.

     Charles L. Fortinberry is a director of the Company and the Bank. Mr. Fortinberry is an automobile dealer and is the president of Clarkston Motors, Inc., where he has been employed since 1985. Mr. Fortinberry is a member of the Clarkston Area Chamber of Commerce and a number of automobile dealer associations. Mr. Fortinberry serves on the boards of the Detroit Auto Dealers Association and the Michigan Auto Dealers Association.

     Bruce H. McIntyre is the Secretary and a director of the Company and the Bank. Mr. McIntyre has served as president of McIntyre Media, LLC, a media consulting firm, since October 1996. From 1971 through September 1996, Mr. McIntyre was employed by Capital Cities/ABC, Inc., most recently as vice president of the publishing division. Mr. McIntyre was the publisher of the Oakland Press from 1977 through February 1995. Mr. McIntyre is involved in a number of civic and business organizations, including serving as Chairman of the Pontiac Stadium Authority and as Vice Chairman of the Orchard Lake City Planning Commission. Mr. McIntyre is a member of the Society of Professional Journalists and is a former president of the Michigan Press Association. Mr. McIntyre is also a former chairman of St. Joseph Mercy Hospital.

     Robert A. Olsen is a director of the Company and the Bank. Mr. Olsen is the president of Planned Financial Services, Inc., where he has been employed since 1974. Mr. Olsen provides financial, estate and retirement planning for small businesses and for public employers and pension plans. Mr. Olsen is a member of the International Association for Financial Planning, the National Association of Securities Dealers and the Michigan Association of Insurance Counselors. Mr. Olsen is involved in a number of civic and business organizations, including service as a board member, past president and founder of the Clarkston Foundation. Mr. Olsen is a member of the Clarkston Area Chamber of Commerce and of Independence Township's Vision 20/20 Committee. Mr. Olsen is Chairman of the Independence Township Economic Development Corporation.

     Ted J. Simon is a director of the Bank. Mr. Simon is the Vice President - Real Estate for Borman's Inc., a chain of grocery supermarkets located in the Detroit, Michigan area, where he has been employed since 1981. Mr. Simon is also Regional Vice President of Development for the Great Atlantic and Pacific Tea Company, where he has been employed since 1988. Mr. Simon is a director of Sun Communities Inc., a publicly traded Real Estate Investment Trust. Mr. Simon was a director of Michigan National Bank - West Metro, Livonia, Michigan from January 1976 to January 1987, and was a member of the Michigan National Bank of Detroit advisory board from April 1987 though 1994. Mr. Simon is a director of the Economic Development Corporation of the City of Detroit and is a director of the Detroit Economic Growth Corporation. Mr. Simon is also a member of the Urban Land Institute and the International Council of Shopping Centers.

     John Welker is a director of the Company and the Bank. Mr. Welker is president of Numatics, Inc., where he has been employed since 1965. Numatics, Inc. is a global developer and manufacturer of pneumatic components for automated machinery used in various industries. Numatics, Inc. has approximately 920 employees at 16 facilities in four countries.

Director Compensation

     No salaries or other remuneration have been paid by the Company to its directors or officers except that the Company has granted options to purchase shares of Common Stock to each of the directors. All stock options are granted at no cost to the recipient. See "-- Stock Option Grants." All of the directors of the Company are also directors of the Bank, and all of the officers of the Company are also officers of the Bank. Mr. Harrison receives compensation for his officer positions with the Bank.

     No directors' fees have been paid or will be paid during the Bank's first year of operations. It is anticipated that after its first year of operations, the Bank will pay each director reasonable fees for service on the Board, which will be comparable to fees paid by other local banks.

Executive Compensation

     Mr. Harrison, the Bank's Chief Executive Officer and President, is expected to be paid a salary of $100,000 for the first year of operation. Mr. Richardson, the Vice President and Controller of the Bank, is expected to be paid a salary of $65,000 for the first year of operation. Their compensation in subsequent years will be determined by the Company's and the Bank's Boards of Directors and will be based on merit and comparable salaries in the area and industry.

Stock Option Grants

     A total of 75,000 shares of Common Stock have been reserved for issuance under the Company's 1998 Founding Directors' Stock Option Plan, and the Company has granted to its directors and organizers options to purchase an aggregate of 58,330 shares.

     Effective ______, 1998, the Company awarded stock options to purchase an aggregate of 29,165 shares to the directors of the Company and the Bank in the following amounts: Mr. Harrison (3,889 shares); Mr. Adler (5,833 shares); Mr. Beer (3,889 shares); Mr. Clark (1,166 shares); Mr. Fortinberry (2,722 shares); Mr. McIntyre (3,889 shares); Mr. Olsen (2,916 shares); and Mr. Welker (4,861 shares). These options are subject to vesting requirements and 20% of the shares subject to each option vest in each year in which the Company achieves a performance goal determined in advance by the Board of Directors of the Company. Pursuant to their terms, these options must be completely vested nine and one half years after their date of grant, regardless of whether the Company achieves the performance goals. These stock options were granted pursuant to the 1998 Founding Directors' Stock Option Plan have an exercise price of $10.00 per share, and expire on ________, 2008.

     Effective _______, 1998, the Company awarded stock options to purchase an aggregate of 29,165 shares to the directors of the Company and the Bank in the following amounts: Mr. Harrison (3,889 shares); Mr. Adler (5,833 shares); Mr. Beer 3,889 shares); Mr. Clark (1,166 shares); Mr. Fortinberry (2,722 shares); Mr. McIntyre (3,889 shares); Mr. Olsen (2,916 shares); and Mr. Welker (4,861 shares). These stock options were granted pursuant to the 1998 Founding Directors' Stock Option Plan. These stock options vest 20% each year for five years, have an exercise price of $10.00 per share, are exercisable beginning _______, 1999, and expire on _______, 2008.

     In addition, a total of 25,000 shares are reserved for issuance under the Company's Stock Compensation Plan. The Company has not awarded any stock options pursuant to the Stock Compensation Plan.

Stock Compensation Plan

     The Company has adopted and its shareholders have approved the Clarkston Financial Corporation Stock Compensation Plan (the "Plan"). The Plan was adopted and approved on September 18, 1998. The purpose of the Plan is to promote the long-term success of the Company for the benefit of its shareholders through stock-based compensation by aligning the personal interests of the Company's key employees with those of its shareholders. The Plan is designed to allow key employees of the Company and certain of its subsidiaries to participate in the Company's future, as well as to enable the Company to attract, retain, and reward such employees. Eligibility is determined by the Committee. As of the date of this Prospectus, no options to purchase shares of Common Stock have been granted pursuant to the Plan.

     Administration. The Plan is administered by a committee of the Board of Directors (the "Committee"). The Committee will be composed of at least three directors, each of whom is not an employee of the Company. Each member of the Committee is required to be a "disinterested person" within the meaning of Rule 16b-3 of the General Rules and Regulations under the Securities and Exchange Act of 1934, as amended, and no member of the Committee is eligible to participate in the Plan. Subject to the Company's Articles, Bylaws, and the provisions of the Plan, the Committee has the authority to select key employees to whom Awards (as defined below) may be awarded; the type of Awards (or combination thereof) to be granted; the number of shares of Common Stock to be covered by each Award; and the terms and conditions of any Award, such as conditions of forfeiture, transfer restrictions and vesting requirements.

     The Plan provides for the granting of stock options, including incentive stock options, as defined in Section 422 of the Internal Revenue Code of 1986, as amended (the "Code") and restricted stock. These Awards are granted at no cost to the recipients. The term of the Plan is ten years; no Awards may be granted under the Plan after September 17, 2008.

     Types of Awards. The following types of awards ("Awards") may be granted under the Plan:

     An "Option" is a contractual right to purchase a number of shares at a price determined at the date the Option is granted. Options include incentive stock options, as defined in Section 422 of the Code, as well as nonqualified stock options. The exercise price included in both incentive stock options and nonqualified stock options must equal at least 100% of the fair market value of the Common Stock at the date of grant. Options are granted at no cost to the recipients.

     "Restricted Stock" are shares of Common Stock granted to an employee for no or nominal consideration. Title to the shares passes to the employee at the time of the grant; however, the ability to sell or otherwise dispose of the shares is subject to restrictions and conditions determined by the Committee.

     Shares Subject to Plan. A total of 25,000 shares of the Company's Common Stock are reserved for use under the Plan. The shares to be issued under the Plan will be authorized and unissued shares, including shares reacquired by the Company which have that status. The number of shares that may be issued under the Plan and the number of shares subject to Options are subject to adjustments in the event of a merger, reorganization, consolidation, recapitalization, stock dividend, stock split or other change in corporate structure affecting the Common Stock. Subject to certain restrictions, unexercised Options, lapsed shares of Restricted Stock, and shares surrendered in payment for exercised Options may be reissued under the Plan.

     Eligibility. Key employees of the Company and its designated subsidiaries are eligible to be granted Awards under the Plan. Eligibility is determined by the Committee.

     Participation and Assignability. Neither the Plan nor any Award agreement granted under the Plan entitles any participant or other employee to any right to continued employment by the Company or any subsidiary. Generally, no Option, Restricted Stock, or other benefit payable under the Plan may, except as otherwise specifically provided by law, be subject in any manner to assignment, transfer, or encumbrance. Upon termination of employment, any portion of unexercised Options which are exercisable on the termination date must generally be exercised within three months of the termination date for any termination other than as a result of the death of the employee, in which case the Plan provides in certain circumstances for a longer exercise period.

     Mandatory Exercise or Forfeiture. The Plan provides that the Federal Reserve Board or the FDIC have the right to require Plan participants to exercise or forfeit their Awards if the capital of the Company or the Bank falls below the minimum capital required by applicable laws, rules and regulations.

     Vesting Schedule. The Committee has the authority to include vesting requirements in any Award. Pursuant to the Plan, each Option must include a minimum vesting period of three years from the grant date during which the Options must vest in approximately equal percentages for the first three years or for such longer vesting period as the Committee may determine. If an optionee's employment terminates for any reason other than death or disability or upon the occurrence of a change in control, the employee forfeits the option with respect to any shares not vested on the termination date.

     Termination or Amendment of the Plan. The Board may at any time amend, discontinue, or terminate the Plan or any part thereof; however, unless otherwise required by law, the rights of a participant may not be impaired without the consent of such participant. In addition, without the approval of the Company's shareholders, no amendment may be made which would increase the aggregate number of shares of Common Stock that may be issued under the Plan, change the definition of employees eligible to receive Awards under the Plan, extend the maximum option period under the Plan, decrease the Option price of any Option to less than 100% of the fair market value on the date of grant, otherwise materially increase the benefits to participants in the Plan or cause the Plan not to comply with certain applicable securities and tax law requirements. Unless terminated earlier by the Board of Directors, the Plan will expire on September 17, 2008.

     Federal Tax Consequences. The following summarizes the consequences of the grant and acquisition of Awards under the Plan for federal income tax purposes, based on management's understanding of existing federal income tax laws. This summary is necessarily general in nature and does not purport to be complete. Also, state and local income tax consequences are not discussed and may vary from locality to locality.

     Options. Plan participants will not recognize taxable income at the time an Option is granted under the Plan unless the Option has a readily ascertainable market value at the time of grant. Management understands that Options to be granted under the Plan will not have a readily ascertainable market value; therefore, income will not be recognized by participants before the time of exercise of an Option. For nonqualified stock options, the difference between the fair market value of the shares at the time an Option is exercised and the Option price generally will be treated as ordinary income to the optionee, in which case the Company will be entitled to a deduction equal to the amount of the optionee's ordinary income. With respect to incentive stock options, participants will not realize income for federal income tax purposes as a result of the exercise of such Options. In addition, if common stock acquired as a result of the exercise of an incentive stock option is disposed of more than two years after the date the Option is granted and more than one year after the date the Option was exercised, the entire gain, if any, realized upon disposition of such common stock will be treated for federal income tax purposes as capital gain. Under these circumstances, no deduction will be allowable to the Company in connection with either the grant or exercise of an incentive stock option. Exceptions to the general rules apply in the case of a "disqualifying disposition." If a participant disposes of shares of common stock acquired pursuant to the exercise of an incentive stock option before the expiration of one year after the date of exercise or two years after the date of grant, the sale of such stock will be treated as a "disqualifying disposition." As a result, such a participant would recognize ordinary income and the Company would be entitled to a deduction in the year in which such disposition occurred.

     The amount of the deduction and the ordinary income recognized upon a disqualifying disposition would generally be equal to the lesser of: (a) the sale price of the shares sold minus the Option price, or (b) the fair market value of the shares at the time of exercise and minus the Option price. If the disposition is to a related party (such as a spouse, brother, sister, lineal descendant, or certain trusts for business entities in which the seller holds a direct or indirect interest), the ordinary income recognized generally is equal to the excess of the fair market value of the shares at the time of exercise over the exercise price. Any additional gain recognized upon disposition, in excess of the ordinary income, will be taxable as capital gain. In addition, the exercise of incentive stock options may result in an alternative minimum tax liability.

     Restricted Stock. Recipients of shares of Restricted Stock that are not "transferable" and are subject to "substantial risk of forfeiture" at the time of grant will not be subject to federal income taxes until the lapse or release of the restrictions on sale of the shares, unless the recipient files a specific election under the Code to be taxed at the time of grant. The recipient's income and the Company's deduction will be equal to the excess of the then fair market value (or sale price) of the shares less any purchase price.

1998 Founding Directors Stock Option Plan

     The Company has adopted and its shareholders have approved the Clarkston Financial Corporation 1998 Founding Directors' Stock Option Plan (the "Directors Plan"). The Directors Plan was adopted and approved on September 18, 1998. The Directors Plan is intended to encourage stock ownership by nonemployee directors of the Company and the Bank, and to provide those individuals with additional incentive to manage the Company and the Bank effectively and to contribute to its success. The Directors Plan is also intended to provide a form of compensation that will attract and retain highly qualified individuals as nonemployee members of the Board of Directors of the Company and the Bank.

     Grant of Options. Options have been granted under the Directors Plan to each of the directors of the Company and the Bank. See "--Stock Option Grants." Options under the Plan may only be granted to directors who are not employed by the Company or any subsidiary. Options are granted at no cost to the recipient.

     The term of each option granted under the Directors Plan is 10 years from the date of grant subject to earlier termination at the end of three months following the director's termination of services as a director. The option price for each option must equal 100% of the fair market value of the Company's Common Stock on the date the option is granted. In general, no option may be exercisable in whole or in part prior to the first anniversary of the date of grant of the option. The Directors Plan does not obligate the Company, its Board of Directors or its shareholders to retain an optionee as a director of the Company or the Bank.

     Administration. The Directors Plan is administered by a committee of the Board of Directors (the "Directors Plan Committee"). The Directors Plan Committee will be composed of at least three directors, each of whom is not an employee of the Company. Each member of the Directors Plan Committee is required to be a "disinterested person" within the meaning of Rule 16b-3 of the General Rules and Regulations under the Securities and Exchange Act of 1934, as amended. The Directors Plan Committee's authority is limited to interpreting the provisions of the Directors Plan and supervising its administration, including the power to adopt procedures and regulations for administrative purposes.

     Shares Subject to Directors Plan. A total of 75,000 shares of the Company's Common Stock are reserved for issuance under the Directors Plan. The shares of Common Stock that may be issued under the Directors Plan pursuant to the exercise of options will consist of authorized and unissued shares, which may include shares reacquired by the Company. The Directors Plan provides for an equitable adjustment in the number, kind, or price of shares of Common Stock covered by options in the event the outstanding shares of Common Stock are increased, decreased, changed into or exchanged for a different number or kind of shares of the Company through stock dividends or similar changes. Shares previously reserved for issuance under unexercised Options which terminate, whether by expiration or otherwise, may again be reserved for issuance under a subsequent award.

     Mandatory Exercise or Forfeiture. The Directors Plan provides that the Federal Reserve Board or the FDIC have the right to require the Director Plan participants to exercise or forfeit their awards if the capital of the Company or the Bank falls below the minimum capital required by applicable laws, rules and regulations.

     Vesting Schedule. The Committee has the authority to include vesting requirements in any award. Pursuant to the Plan, each Option must include a minimum vesting period of three years from the grant date during which the options must vest in approximately equal percentages for the first three years or for such longer vesting period as the Committee may determine.

     Termination or Amendment of the Plan. The Board of Directors of the Company may amend or terminate the Directors Plan with respect to shares not subject to options at the time of amendment or termination. The Directors Plan may not be amended without shareholder approval if the amendment would increase the maximum number of shares that may be issued under the Directors Plan, extend the term of the options, decrease the price at which options may be granted, remove the administration of the Directors Plan from the Directors Plan Committee, change the class of persons eligible to receive options or permit the granting of options under the Directors Plan after September 17, 2008. Unless terminated earlier by the Board of Directors, the Directors Plan will expire on September 17, 2008.

     Transferability of Options and Common Stock. Generally, options granted under the Directors Plan may be transferred only by will or according to the laws of descent and distribution. Options may be exercised only by an optionee or a permitted transferee during an optionee's lifetime. Upon the death of an optionee, all Options held by the decedent, or his or her permitted transferees, and not yet exercisable, become fully exercisable. Before issuing any shares upon the exercise of an option, the Company may require the optionee to represent in writing that the shares are being acquired for investment and not for resale. The Company may also delay issuance of the shares until all appropriate registrations or qualifications under federal and state securities laws have been completed.

     Federal Tax Consequences. The following summarizes the consequences of the grant and exercise of options under the Directors Plan for federal income tax purposes, based on management's understanding of existing federal income tax laws. This summary is necessarily general in nature and does not purport to be complete. Also, state and local income tax consequences are not discussed and may vary from locality to locality.

     Optionees will not recognize taxable income at the time an option is granted under the Directors Plan unless the option has a readily ascertainable market value at the time of grant. Management understands that options granted under the Directors Plan will not have a readily ascertainable market value; therefore, income will not be recognized by participants before the time of exercise of an option. Because options granted under the Directors Plan will not qualify as incentive stock options under the Code, the difference between the fair market value of the shares at the time an option is exercised and the option exercise price generally will be treated as ordinary income to the optionee. The Company is entitled to a corresponding deduction equal to the amount of an optionee's ordinary income.

     Tax consequences to the holder of the shares will arise again at the time the shares of Common Stock are sold. In general, if the shares have been held for more than one year, the gain or loss will be treated as long-term capital gain or loss, but, under current law, the shares must have been held for more than 12 months for the most advantageous tax rate. Otherwise, the gain or loss will be treated as short-term capital gain or loss. The amount of any gain or loss will be calculated under the general principles for determining gain and loss, and will equal the difference between the amount realized in the sale and the tax basis of the shares of Common Stock. The tax basis will generally equal the cost of the shares (the option exercise price paid) plus any income recognized upon exercise of the option.

                              CERTAIN TRANSACTIONS

Lease of Real Property

     The Bank is leasing a building in downtown Clarkston, Michigan for use as the Bank's main office and the Company's headquarters. See "Business--Properties." The Bank leases the building from a limited liability company wholly owned by Messrs. Harrison, Adler, Beer, Clark, Fortinberry, McIntyre, Olsen and Welker, each of whom is a director of the Company and the Bank. Management of the Company believes that the terms of the lease are no less favorable to the Company than could be obtained from non-affiliated parties.

Loans from Organizers

     Organizers of the Bank have loaned approximately $415,000 in aggregate amount to the Company to cover organizational expenses of the Bank and the Company. These loans include $120,000 loaned as of August 31, 1998 and an additional $295,000 loaned subsequent to August 31, 1998. Interest is payable on the loans at the rate of 5.0% per annum. All of these loans will be repaid by the Company using $285,000 of net offering proceeds and $130,000 cash on hand. Each of the organizers who has loaned money to the Company is a member of the Company's Board of Directors.

Banking Transactions

     It is anticipated that the directors and officers of the Company and the Bank and the companies with which they are associated will have banking and other transactions with the Company and the Bank in the ordinary course of business. Any loans and commitments to lend to such affiliated persons or entities included in such transactions will be made in accordance with all applicable laws and regulations and on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unaffiliated parties of similar creditworthiness, and will not involve more than normal risk or present other unfavorable features to the Company and the Bank. Transactions between the Company or the Bank, and any officer, director, principal shareholder, or other affiliate of the Company or the Bank will be on terms no less favorable to the Company or the Bank than could be obtained on an arms-length basis from unaffiliated independent third parties.

Indemnification

     The Articles of Incorporation of the Company and the Bank provide for the indemnification of directors and officers of the Company and the Bank, including reasonable legal fees, incurred by such directors and officers while acting for or on behalf of the Company or the Bank as a director or officer, subject to certain limitations. See "Description of Capital Stock -- Anti-Takeover Provisions." The Company has purchased directors' and officers' liability insurance for directors and officers of the Company and the Bank.

Subsequent Transactions

     All future material transactions between the Company and its affiliates will be entered into on terms that are no less favorable to the Company than those which can be obtained from unaffiliated third parties. Any such transactions, including any issuance of preferred stock and any actions with respect to the lease for the building, will be approved by a majority of the Company's independent directors who do not have an interest in the transaction and who have had access, at the Company's expense, to the Company's legal counsel.

                             PRINCIPAL SHAREHOLDERS

     The Company has to date issued only ten shares of Common Stock. The following table sets forth certain information with respect to the anticipated beneficial ownership of the Company's Common Stock after the sale of shares offered hereby, by (i) each person expected by the Company to beneficially own more than 5% of the outstanding Common Stock; (ii) each of the current directors and executive officers of the Company; and (iii) all such directors and executive officers of the Company as a group. Pursuant to the Underwriting
Agreement between the Company and the Underwriter (the "Underwriting Agreement"), the Company will direct the Underwriter to offer to sell the number of shares listed below to the directors and executive officers listed below. All share numbers are provided based upon such directions from the Company and non-binding expressions of interest supplied by the persons listed below. Depending upon their individual circumstances at the time, each of such persons may purchase a greater or fewer number of shares than indicated, and in fact may purchase no shares.

                                                      Number of Shares               Percent of
                                                     Beneficially Owned          Outstanding Shares
                Name and Address                 After Offering(1)(2)(3)         After the Offering
                ----------------                 -----------------------         ------------------
David T. Harrison
8299 Deerwood Road
Clarkston, MI 48348...........................             10,000                       1.1%
James L. Richardson
6628 Deer Ridge
Clarkston, MI 48348...........................              1,000                         *
Edwin L. Adler
900 Lake Angelus Shores
Lake Angelus, MI 48326........................             30,000                       3.2%
Louis D. Beer
9100 Fox Hollow
Clarkston, MI 48348...........................             10,000                       1.1%
William J. Clark
2575 Hathon
Waterford, MI 48329...........................              3,000                         *
Charles L. Fortinberry, II
9853 Pine Knob Road
Clarkston, MI 48348...........................              7,000                         *
Bruce H. McIntyre
4121 Pontiac Trail
Orchard Lake, MI 48323........................             10,000                       1.1%
Robert A. Olsen
6950 Langle Drive
Clarkston, MI 48346...........................              7,500                         *
Ted J. Simon
959 West Harsdale Rod
Bloomfield Hills, MI 48302....................                500                         *
John H. Welker
3465 Whitfield
Waterford, MI 48329...........................             12,500                       1.3%
All executive officers and directors as a
group (10 persons)............................             91,500                       9.6%


----------------------
*Less than 1.0%
(1) Some or all of the Common Stock listed may be held jointly with, or for the benefit of, spouses and children of, or various trusts established by, the person indicated.
(2) For purposes of this disclosure, shares are considered to be "beneficially" owned if the person has, or shares the power to vote or direct the voting of shares, the power to dispose of or direct the disposition of the shares or the right to acquire beneficial ownership within 60 days. Except as otherwise set forth in the following footnotes, directors and officers have sole voting and investment power or share voting and investment power with their wives.
(3) Based upon the number of shares of Common Stock that the persons indicated have informed the Company that they intend to purchase in this Offering.

                           SUPERVISION AND REGULATION

     The following is a summary of certain statutes and regulations affecting the Company and the Bank. This summary is qualified in its entirety by such statutes and regulations. A change in applicable laws or regulations may have a material effect on the Company, the Bank and the business of the Company and the Bank.

General

     Financial institutions and their holding companies are extensively regulated under federal and state law. Consequently, the growth and earnings performance of the Company and the Bank can be affected not only by management decisions and general economic conditions, but also by the statutes administered by, and the regulations and policies of, various governmental regulatory authorities. Those authorities include, but are not limited to, the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), the FDIC, the Commissioner of the Michigan Financial Institutions Bureau ("Commissioner"), the Internal Revenue Service, and state taxing authorities. The effect of such statutes, regulations and policies can be significant, and cannot be predicted with a high degree of certainty.

     Federal and state laws and regulations generally applicable to financial institutions and their holding companies regulate, among other things, the scope of business, investments, reserves against deposits, capital levels relative to operations, lending activities and practices, the nature and amount of collateral for loans, the establishment of branches, mergers, consolidations and dividends. The system of supervision and regulation applicable to the Company and the Bank establishes a comprehensive framework for their respective operations and is intended primarily for the protection of the FDIC's deposit insurance funds, the depositors of the Bank, and the public, rather than shareholders of the Bank or the Company.

     Federal law and regulations establish supervisory standards applicable to the lending activities of the Bank, including internal controls, credit underwriting, loan documentation and loan-to-value ratios for loans secured by real property.

The Company

     General. The Company has applied for approval of the Commissioner, and on October 5, 1998, applied for approval of the Federal Reserve Board, to acquire all of the capital stock to be issued by the Bank in connection with its organization. When the Company becomes the sole shareholder of the Bank, the Company will be a bank holding company and, as such, is registered with, and subject to regulation by, the Federal Reserve Board under the Bank Holding Company Act, as amended (the "BHCA"). Under the BHCA, the Company will be subject to periodic examination by the Federal Reserve Board, and will be required to file with the Federal Reserve Board periodic reports of its operations and such additional information as the Federal Reserve Board may require.

     In accordance with Federal Reserve Board policy, the Company will be expected to act as a source of financial strength to the Bank and to commit resources to support the Bank in circumstances where the Company might not do so absent such policy. In addition, if the Commissioner deems the Bank's capital to be impaired, the Commissioner may require the Bank to restore its capital by a special assessment upon the Company as the Bank's sole shareholder. If the Company were to fail to pay any such assessment, the directors of the Bank would be required, under Michigan law, to sell the shares of the Bank's stock owned by the Company to the highest bidder at either a public or private auction and use the proceeds of the sale to restore the Bank's capital.

     Investments and Activities. In general, any direct or indirect acquisition by the Company of any voting shares of any bank which would result in the Company's direct or indirect ownership or control of more than 5% of any class of voting shares of such bank, and any merger or consolidation of the Company with another bank company, will require the prior written approval of the Federal Reserve Board under the BHCA. In acting on such applications, the Federal Reserve Board must consider various statutory factors, including among others, the effect of the proposed transaction on competition in relevant geographic and product markets, and each party's financial condition, managerial resources, and record of performance under the Community Reinvestment Act. Effective September 29, 1995, bank holding companies may acquire banks located in any state in the United States without regard to geographic restrictions or reciprocity requirements imposed by state law, but subject to certain conditions, including limitations on the aggregate amount of deposits that may be held by the acquiring company and all of its insured depository institution affiliates.

     The merger or consolidation of an existing bank subsidiary of the Company with another bank, or the acquisition by such a subsidiary of assets of another bank, or the assumption of liability by such a subsidiary to pay any deposits in another bank, will require the prior written approval of the responsible Federal depository institution regulatory agency under the Bank Merger Act, based upon a consideration of statutory factors similar to those outlined above with respect to the BHCA. In addition, in certain such cases an application to, and the prior approval of, the Federal Reserve Board under the BHCA and/or the Commissioner under the Michigan Banking Code, may be required.

     With certain limited exceptions, the BHCA prohibits any bank company from engaging, either directly or indirectly through a subsidiary, in any activity other than managing or controlling banks unless the proposed non-banking activity is one that the Federal Reserve Board has determined to be so closely related to banking or managing or controlling banks as to be a proper incident thereto. Under current Federal Reserve Board regulations, such permissible non-banking activities include such things as mortgage banking, equipment leasing, securities brokerage, and consumer and commercial finance company operations. As a result of recent amendments to the BHCA, well- capitalized and well-managed bank holding companies may engage de novo in certain types of non-banking activities without prior notice to, or approval of, the Federal Reserve Board, provided that written notice of the new activity is given to the Federal Reserve Board within 10 business days after the activity is commenced. If a bank company wishes to engage in a non-banking activity by acquiring a going concern, prior notice and/or prior approval will be required, depending upon the activities in which the company to be acquired is engaged, the size of the company to be acquired and the financial and managerial condition of the acquiring bank company.

     In evaluating a proposal to engage (either de novo or through the acquisition of a going concern) in a non-banking activity, the Federal Reserve Board will consider various factors, including among others the financial and managerial resources of the bank company, and the relative public benefits and adverse effects which may be expected to result from the performance of the activity by an affiliate of the bank company. The Federal Reserve Board may apply different standards to activities proposed to be commenced de novo and activities commenced by acquisition, in whole or in part, of a going concern.

     Capital Requirements. The Federal Reserve Board uses capital adequacy guidelines in its examination and regulation of bank holding companies. If capital falls below minimum guidelines, a bank company may, among other things, be denied approval to acquire or establish additional banks or non-bank businesses.

     The Federal Reserve Board's capital guidelines establish the following minimum regulatory capital requirements for bank holding companies: (i) a leverage capital requirement expressed as a percentage of total assets, and (ii) a risk-based requirement expressed as a percentage of total risk-weighted assets. The leverage capital requirement consists of a minimum ratio of Tier 1 capital (which consists principally of shareholders' equity) to total assets of 3% for the most highly rated companies, with minimum requirements of 4% to 5% for all others. The risk- based requirement consists of a minimum ratio of total capital to total risk-weighted assets of 8%, of which at least one-half must be Tier 1 capital.

     The risk-based and leverage standards presently used by the Federal Reserve Board are minimum requirements, and higher capital levels will be required if warranted by the particular circumstances or risk profiles of individual banking organizations. For example, Federal Reserve Board regulations provide that additional capital may be required to take adequate account of, among other things, interest rate risk and the risks posed by concentrations of credit, nontraditional activities or securities trading activities. Further, any banking organization experiencing or anticipating significant growth would be expected to maintain capital ratios, including tangible capital positions (i.e., Tier 1 capital less all intangible assets), well above the minimum levels.

     Dividends. The Company is a corporation separate and distinct from the Bank. Most of the Company's revenues will be received by it in the form of dividends, if any, paid by the Bank. Thus, the Company's ability to pay dividends to its shareholders will indirectly be limited by statutory restrictions on its ability to pay dividends. See "The Bank - Dividends." Further, the Federal Reserve Board has issued a policy statement on the payment of cash dividends by bank holding companies. In the policy statement, the Federal Reserve Board expressed its view that a bank company experiencing earnings weaknesses should not pay cash dividends exceeding its net income or which can only be funded in ways that weakened the bank company's financial health, such as by borrowing. Additionally, the Federal Reserve Board possesses enforcement powers over bank holding companies and their non-bank subsidiaries to prevent or remedy actions that represent unsafe or unsound practices or violations of applicable statutes and regulations. Among these powers is the ability to proscribe the payment of dividends by banks and bank holding companies. Similar enforcement powers over the Bank are possessed by the FDIC. The "prompt corrective action" provisions of federal law and regulation authorizes the Federal Reserve Board to restrict the payment of dividends by the Company for an insured bank which fails to meet specified capital levels.

     In addition to the restrictions on dividends imposed by the Federal Reserve Board, the Michigan Business Corporation Act provides that dividends may be legally declared or paid only if after the distribution a corporation, such as the Company, can pay its debts as they come due in the usual course of business and its total assets equal or exceed the sum of its liabilities plus the amount that would be needed to satisfy the preferential rights upon dissolution of any holders of preferred stock whose preferential rights are superior to those receiving the distribution. The Company is authorized to issue preferred stock but it has no current plans to issue any such preferred stock.

The Bank

     General. Upon completion of its organization, the Bank will be a Michigan banking corporation and its deposit accounts will be insured by the Bank Insurance Fund (the "BIF") of the FDIC. As a BIF-insured Michigan chartered bank, the Bank will be subject to the examination, supervision, reporting and enforcement requirements of the Commissioner, as the chartering authority for Michigan banks, and the FDIC, as administrator of the BIF. These agencies and the federal and state laws applicable to the Bank and its operations, extensively regulate various aspects of the banking business including, among other things, permissible types and amounts of loans, investments and other activities, capital adequacy, branching, interest rates on loans and on deposits, the maintenance of non-interest bearing reserves on deposit accounts, and the safety and soundness of banking practices.

     Deposit Insurance. As an FDIC-insured institution, the Bank will be required to pay deposit insurance premium assessments to the FDIC. The FDIC has adopted a risk-based assessment system under which all insured depository institutions are placed into one of nine categories and assessed insurance premiums, based upon their respective levels of capital and results of supervisory evaluation. Institutions classified as well-capitalized (as defined by the FDIC) and considered healthy pay the lowest premium while institutions that are less than adequately capitalized (as defined by the FDIC) and considered of substantial supervisory concern pay the highest premium. Risk classification of all insured institutions is made by the FDIC for each semi-annual assessment period.

     The Federal Deposit Insurance Act ("FDIA") requires the FDIC to establish assessment rates at levels which will maintain the Deposit Insurance Fund at a mandated reserve ratio of not less than 1.25% of estimated insured deposits. Accordingly, the FDIC established the schedule of BIF insurance assessments for the first semi-annual assessment period of 1998, ranging from 0% of deposits for institutions in the lowest risk category to .27% of deposits for institutions in the highest risk category.

     The FDIC may terminate the deposit insurance of any insured depository institution if the FDIC determines, after a hearing, that the institution or its directors have engaged or are engaging in unsafe or unsound practices, or have violated any applicable law, regulation, order, or any condition imposed in writing by, or written agreement with, the FDIC, or if the institution is in an unsafe or unsound condition to continue operations. The FDIC may also suspend deposit insurance temporarily during the hearing process for a permanent termination of insurance if the institution has no tangible capital.

     Commissioner Assessments. Michigan banks are required to pay supervisory fees to the Commissioner to fund the operations of the Commissioner. The amount of supervisory fees paid by a bank is based upon the bank's total assets, as reported to the Commissioner.

     FICO Assessments. Pursuant to federal legislation enacted September 30, 1996, the Bank, as a member of the BIF, is subject to assessments to cover the payments on outstanding obligations of the Financing Corporation ("FICO"). FICO was created in 1987 to finance the recapitalization of the Federal Savings and Loan Insurance Corporation, the predecessor to the FDIC's Savings Association Insurance Fund (the "SAIF") which insures the deposits of thrift institutions. Until January 1, 2000, the FICO assessments made against BIF members may not exceed 20% of the amount of FICO assessments made against SAIF members. Currently, SAIF members pay FICO assessments at a rate equal to approximately 0.063% of deposits while BIF members pay FICO assessments at a rate equal to approximately 0.013% of deposits. Between January 1, 2000 and the maturity of the outstanding FICO obligations in 2019, BIF members and SAIF members will share the cost of the interest on the FICO bonds on a pro rata basis. It is estimated that FICO assessments during this period will be less than 0.025% of deposits

     Capital Requirements. The FDIC has established the following minimum capital standards for state-chartered, FDIC-insured non-member banks, such as the Bank: a leverage requirement consisting of a minimum ratio of Tier 1 capital to total assets of 3% for the most highly-rated banks with minimum requirements of 4% to 5% for all others, and a risk-based capital requirement consisting of a minimum ratio of total capital to total risk-weighted assets of 8%, at least one-half of which must be Tier 1 capital. Tier 1 capital consists principally of shareholders' equity. These capital requirements are minimum requirements. Higher capital levels will be required if warranted by the particular circumstances or risk profiles of individual institutions. For example, FDIC regulations provide that higher capital may be required to take adequate account of, among other things, interest rate risk and the risks posed by concentrations of credit, nontraditional activities or securities trading activities. As a condition to regulatory approval of the Bank's formation, the Bank will be required to have an initial capitalization sufficient to provide a ratio of Tier 1 capital to total estimated assets of at least 8% at the end of the third year of operation.

     Federal law provides the federal banking regulators with broad power to take prompt corrective action to resolve the problems of undercapitalized institutions. The extent of the regulators' powers depends on whether the institution in question is "well capitalized," "adequately capitalized," "undercapitalized," "significantly undercapitalized," or "critically undercapitalized." Federal regulations define these capital categories as follows:

                                           Total                  Tier 1
                                           Risk-Based             Risk-Based
                                           Capital Ratio          Capital Ratio           Leverage Ratio
Well capitalized                           10% or above           6% or above             5% or above
Adequately capitalized                       8% or above          4% or above             4% or above
Undercapitalized                           Less than 8%           Less than 4%            Less than 4%
Significantly undercapitalized             Less than 6%           Less than 3%            Less than 3%
Critically undercapitalized                          --                     --            A ratio of tangible
                                                                                          equity to total assets
                                                                                          of 2% or less

     Depending upon the capital category to which an institution is assigned, the regulators' corrective powers include: requiring the submission of a capital restoration plan; placing limits on asset growth and restrictions on activities; requiring the institution to issue additional capital stock (including additional voting stock) or to be acquired; restricting transactions with affiliates; restricting the interest rate the institution may pay on deposits; ordering a new election of directors of the institution; requiring that senior executive officers or directors be dismissed; prohibiting the institution from accepting deposits from correspondent banks; requiring the institution to divest certain subsidiaries; prohibiting the payment of principal or interest on subordinated debt; and ultimately, appointing a receiver for the institution.

     In general, a depository institution may be reclassified to a lower category than is indicated by its capital levels if the appropriate federal depository institution regulatory agency determines the institution to be otherwise in an unsafe or unsound condition or to be engaged in an unsafe or unsound practice. This could include a failure by the institution, following receipt of a less-than-satisfactory rating on its most recent examination report, to correct the deficiency.

     Dividends. Under Michigan law, the Bank will be restricted as to the maximum amount of dividends it may pay on its common stock. The Bank may not pay dividends except out of net profits after deducting its losses and bad debts. A Michigan state bank may not declare or pay a dividend unless the bank will have a surplus amounting to at least 20% of its capital after the payment of the dividend. If the Bank has a surplus less than the amount of its capital, it may not declare or pay any dividend until an amount equal to at least 10% of net profits for the preceding one-half year (in the case of quarterly or semi-annual dividends) or full-year (in the case of annual dividends) has been transferred to surplus. A Michigan state bank may, with the approval of the Commissioner, by vote of shareholders owning 2/3 of the stock eligible to vote increase its capital stock by a declaration of a stock dividend, provided that after the increase the bank's surplus equals at least 20% of its capital stock, as increased. The Bank may not declare or pay any dividend until the cumulative dividends on preferred stock (should any such stock be issued and outstanding) have been paid in full. The Bank's Articles of Incorporation do not authorize the issuance of preferred stock and there are no current plans to seek such authorization.

     Federal law generally prohibits a depository institution from making any capital distribution (including payment of a dividend) or paying any management fee to its company if the depository institution would thereafter be undercapitalized. The FDIC may prevent an insured bank from paying dividends if the bank is in default of payment of any assessment due to the FDIC. In addition, the FDIC may prohibit the payment of dividends by the Bank, if such payment is determined, by reason of the financial condition of the Bank, to be an unsafe and unsound banking practice.

     Insider Transactions. The Bank will be subject to certain restrictions imposed by the Federal Reserve Act on any extensions of credit to the Company or its subsidiaries, on investments in the stock or other securities of the Company or its subsidiaries and the acceptance of the stock or other securities of the Company or its subsidiaries as collateral for loans. Certain limitations and reporting requirements are also placed on extensions of credit by the Bank to its directors and officers, to directors and officers of the Company and its subsidiaries, to principal shareholders of the Company, and to "related interests" of such directors, officers and principal shareholders. In addition, federal law and regulations may affect the terms upon which any person becoming a director or officer of the Company or one of its subsidiaries or a principal shareholder of the Company may obtain credit from banks with which the Bank maintains a correspondent relationship.

     Safety and Soundness Standards. The federal banking agencies have adopted guidelines to promote the safety and soundness of federally insured depository institutions. These guidelines establish standards for internal controls, information systems, internal audit systems, loan documentation, credit underwriting, interest rate exposure, asset growth, compensation, fees and benefits, asset quality and earnings. In general, the guidelines prescribe the goals to be achieved in each area, and each institution will be responsible for establishing its own procedures to achieve those goals. If an institution fails to comply with any of the standards set forth in the guidelines, the institution's primary federal regulator may require the institution to submit a plan for achieving and maintaining compliance. The preamble to the guidelines states that the agencies expect to require a compliance plan from an institution whose failure to meet one or more of the standards is of such severity that it could threaten the safe and sound operation of the institution. Failure to submit an acceptable compliance plan , or failure to adhere to a compliance plan that has been accepted by the appropriate regulator, would constitute grounds for further enforcement action.

     State Bank Activities. Under federal law and FDIC regulations, FDIC-insured state banks are prohibited, subject to certain exceptions, from making or retaining equity investments of a type, or in an amount, that are not permissible for a national bank. Federal law, as implemented by FDIC regulations, also prohibits FDIC-insured state banks and their subsidiaries, subject to certain exceptions, from engaging as principal in any activity that is not permitted for a national bank or its subsidiary, respectively, unless the bank meets, and continues to meet, its minimum regulatory capital requirements and the FDIC determines the activity would not pose a significant risk to the deposit insurance fund of which the bank is a member. Impermissible investments and activities must be divested or discontinued within certain time frames set by the FDIC in accordance with federal law. These restrictions are not currently expected to have a material impact on the operations of the Bank.

     Consumer Protection Laws. The Bank's business is expected to include making a variety of types of loans to individuals. In making these loans, the Bank will be subject to State usury and regulatory laws and to various federal statutes, such as the Equal Credit Opportunity Act, the Fair Credit Reporting Act, the Truth in Lending Act, the Real Estate Settlement Procedures Act, and the Home Mortgage Disclosure Act, and the regulations promulgated thereunder, which prohibit discrimination, specify disclosures to be made to borrowers regarding credit and settlement costs, and regulate the mortgage loan servicing activities of the Bank, including the maintenance and operation of escrow accounts and the transfer of mortgage loan servicing. In receiving deposits, the Bank will be subject to extensive regulation under State and federal law and regulations, including the Truth in Savings Act, the Expedited Funds Availability Act, the Bank Secrecy Act, the Electronic Funds Transfer Act, and the Federal Deposit Insurance Act. Violation of these laws could result in the imposition of significant damages and fines upon the Bank and its directors and officers.

     Branching Authority. Michigan banks, such as the Bank, have the authority under Michigan law to establish branches anywhere in the State of Michigan, subject to receipt of all required regulatory approvals (including the approval of the Commissioner and the FDIC).

     Effective June 1, 1997 (or earlier if expressly authorized by applicable state law), the Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 (the "IBBEA") allows banks to establish interstate branch networks through acquisitions of other banks, subject to certain conditions, including certain limitations on the aggregate amount of deposits that may be held by the surviving bank and all of its insured depository institution affiliates. The establishment of de novo interstate branches or the acquisition of individual branches of a bank in another state (rather than the acquisition of an out-of-state bank in its entirety) is allowed by IBBEA only if specifically authorized by state law. The legislation allowed individual states to "opt-out" of interstate branching authority by enacting appropriate legislation prior to June 1, 1997.

     Michigan did not opt out of IBBEA, and now permits both U.S. and non-U.S. banks to establish branch offices in Michigan. The Michigan Banking Code permits, in appropriate circumstances and with the approval of the Commissioner,
(i) the acquisition of all or substantially all of the assets of a Michigan-chartered bank by an FDIC- insured bank, savings bank, or savings and loan association located in another state, (ii) the acquisition by a Michigan-chartered bank of all or substantially all of the assets of an FDIC-insured bank, savings bank or savings and loan association located in another state,
(iii) the consolidation of one or more Michigan-chartered banks and FDIC-insured banks, savings banks or savings and loan associations located in other states having laws permitting such consolidation, with the resulting organization chartered by Michigan, (iv) the establishment by a foreign bank, which has not previously designated any other state as its home state under the International Banking Act of 1978, of branches located in Michigan, and (v) the establishment or acquisition of branches in Michigan by FDIC-insured banks located in other states, the District of Columbia or U.S. territories or protectorates having laws permitting Michigan-chartered banks to establish branches in such jurisdiction. Further, the Michigan Banking Code permits, upon written notice to the Commissioner, (i) the acquisition by a Michigan-chartered bank of one or more branches (not comprising all or substantially all of the assets) of an FDIC-insured bank, savings bank or savings and loan association located in another state, the District of Columbia, or a U.S. territory or protectorate,
(ii) the establishment by Michigan-chartered banks of branches located in other states, the District of Columbia, or U.S. territories or protectorates, and
(iii) the consolidation of one or more Michigan-chartered banks and FDIC-insured banks, savings banks or savings and loan associations located in other states, with the resulting organization chartered by one of such other states.

                          DESCRIPTION OF CAPITAL STOCK

     The Company's authorized capital stock consists of 10,000,000 shares of Common Stock. As of the date of this Prospectus, there are ten shares of Common Stock issued and outstanding. No shares of Preferred Stock have been issued by the Company.

     Michigan law allows the Company's Board of Directors to issue additional shares of stock up to the total amount of Common Stock authorized without obtaining the prior approval of the shareholders.

Common Stock

     Dividend Rights. Subject to any prior rights of holders of Preferred Stock then outstanding, the holders of the Common Stock will be entitled to dividends when, as and if declared by the Company's Board of Directors out of funds legally available therefor. Under Michigan law, dividends may be legally declared or paid only if after the distribution the corporation can pay its debts as they come due in the usual course of business and the corporation's total assets equal or exceed the sum of its liabilities plus the amount that would be needed to satisfy the preferential rights upon dissolution of any holders of Preferred Stock then outstanding whose preferential rights are superior to those receiving the distribution. See "Supervision and Regulation -- The Bank -- Dividends."

     Funds for the payment of dividends by the Company are expected to be obtained primarily from dividends of the Bank. There can be no assurance that the Company will have funds available for dividends, or that if they are available, that dividends will be declared by the Company's Board of Directors. As the Bank is not expected to be profitable during its start up period, the Company does not expect to be in a position to declare dividends at any time in the near future.

     Voting Rights. Subject to the rights, if any, of holders of shares of Preferred Stock then outstanding, all voting rights are vested in the holders of shares of Common Stock. Each share of Common Stock entitles the holder thereof to one vote on all matters, including the election of directors. Shareholders of the Company do not have cumulative voting rights.

     Preemptive Rights. Holders of Common Stock do not have preemptive rights.

     Liquidation Rights. Subject to any rights of any Preferred Stock then outstanding, holders of Common Stock are entitled to share on a pro rata basis in the net assets of the Company which remain after satisfaction of all liabilities.

     Reports to Shareholders. The Company will furnish its shareholders with annual reports containing audited financial information and, for the first three quarters of each fiscal year, quarterly reports containing unaudited financial information. See "Available Information."

     Shares Available for Issuance. The availability for issuance of a substantial number of shares of Common Stock and Preferred Stock at the discretion of the Board of Directors will provide the Company with the flexibility to take advantage of opportunities to issue such stock in order to obtain capital, as consideration for possible acquisitions and for other purposes (including, without limitation, the issuance of additional shares through stock splits and stock dividends in appropriate circumstances). There are, at present, no plans, understandings, agreements or arrangements concerning the issuance of additional shares of the Company capital stock, except for the shares of Common Stock reserved for issuance under the Company's stock compensation and stock option plans.

     Uncommitted authorized but unissued shares of Common Stock may be issued from time to time to such persons and for such consideration as the Board of Directors of the Company may determine and holders of the then outstanding shares of Common Stock may or may not be given the opportunity to vote thereon, depending upon the nature of any such transactions, applicable law and the judgment of the Board of Directors of the Company regarding the submission of such issuance to the Company's shareholders. As noted, the Company's shareholders will have no preemptive rights to subscribe to newly issued shares.

     Moreover, it will be possible that additional shares of Common Stock would be issued for the purpose of making an acquisition by an unwanted suitor of a controlling interest in the Company more difficult, time consuming or costly or would otherwise discourage an attempt to acquire control of the Company. Under such circumstances, the availability of authorized and unissued shares of Common Stock may make it more difficult for shareholders to obtain a premium for their shares. Such authorized and unissued shares could be used to create voting or other impediments or to frustrate a person seeking to obtain control of the Company by means of a merger, tender offer, proxy contest or other means. Such shares could be privately placed with purchasers who might cooperate with the Board of Directors of the Company in opposing such an attempt by a third party to gain control of the Company. The issuance of new shares of Common Stock could also be used to dilute ownership of a person or entity seeking to obtain control of the Company. Although the Company does not currently contemplate taking any such action, shares of Company capital stock could be issued for the purposes and effects described above, and the Board of Directors reserves its rights (if consistent with its fiduciary responsibilities) to issue such stock for such purposes.

     Transfer Agent. Continental Stock Transfer & Trust Co. of New York, New York, serves as the transfer agent of the Company's Common Stock.

Preferred Stock

     The Company's Articles of Incorporation do not authorize any shares of Preferred Stock.

Description of Certain Statutory and Charter Provisions

     In addition to the utilization of authorized but unissued shares as described above, the Company's Articles and the Michigan Business Corporation Act (the "MBCA") contain other provisions which could be utilized by Company to impede certain efforts to acquire control of the Company. Those provisions include the following:

     Control Share Act. The MBCA contains provisions intended to protect shareholders and prohibit or discourage certain types of hostile takeover activities. These provisions regulate the acquisition of "control shares" of large public Michigan corporations (the "Control Share Act").

     The Control Share Act establishes procedures governing "control share acquisitions." A control share acquisition is defined as an acquisition of shares by an acquirer which, when combined with other shares held by that person or entity, would give the acquirer voting power at or above any of the following thresholds: 20%, 33-1/3% or 50%. Under the Control Share Act, an acquirer may not vote "control shares" unless the corporation's disinterested shareholders vote to confer voting rights on the control shares. The acquiring person, officers of the target corporation, and directors of the target corporation who are also employees of the corporation are precluded from voting on the issue of whether the control shares shall be accorded voting rights. The Control Share Act does not affect the voting rights of shares owned by an acquiring person prior to the control share acquisition.

     The Control Share Act entitles corporations to redeem control shares from the acquiring person under certain circumstances. In other cases, the Control Share Act confers dissenters' rights upon all of a corporation's shareholders except the acquiring person.

     The Control Share Act applies only to an "issuing public corporation." The Company falls within the statutory definition of an "issuing public corporation." The Control Share Act automatically applies to any "issuing public corporation" unless the corporation "opts out" of the statute by so providing in its articles of incorporation or bylaws. The Company has not "opted out" of the Control Share Act.

     Fair Price Act. Certain provisions of the MBCA (the "Fair Price Act") establish a statutory scheme similar to the supermajority and fair price provisions found in many corporate charters. The Fair Price Act provides that a supermajority vote of 90% of the shareholders and no less than two-thirds of the votes of non-interested shareholders must approve a "business combination." The Fair Price Act defines a "business combination" to encompass any merger, consolidation, share exchange, sale of assets, stock issue, liquidation, or reclassification of securities involving an "interested shareholder" or certain "affiliates." An "interested shareholder" is generally any person who owns 10% or more of the outstanding voting shares of the company. An "affiliate" is a person who directly or indirectly controls, is controlled by, or is under common control with a specified person.

     The supermajority vote required by the Fair Price Act does not apply to business combinations that satisfy certain conditions. These conditions include, among others, that: (i) the purchase price to be paid for the shares of the company is at least equal to the greater of (a) the market value of the shares or (b) the highest per share price paid by the interested shareholder within the preceding two-year period or in the transaction in which the shareholder became an interested shareholder, whichever is higher; (ii) once a person has become an interested shareholder, the person must not become the beneficial owner of any additional shares of the company except as part of the transaction which resulted in the interested shareholder becoming an interested shareholder or by virtue of proportionate stock splits or stock dividends; and (iii) five (5) years have elapsed between the date of the interested shareholder becoming an interested shareholder and the date the business combination is consummated.

     The requirements of the Fair Price Act do not apply to business combinations with an interested shareholder that the Board of Directors has approved or exempted from the requirements of the Fair Price Act by resolution at any time prior to the time that the interested shareholder first became an interested shareholder.

     Classified Board. The Board of Directors of the Company is classified into three classes, with each class serving a staggered, three-year term. Classification of the Board could have the effect of extending the time during which the existing Board of Directors could control the operating policies of Company even though opposed by the holders of a majority of the outstanding shares of Common Stock.

     Under the Company's Articles, all nominations for directors by a shareholder must be delivered to the Company in writing at least 60, but not more than 90, days prior to the annual meeting of the shareholders. A nomination that is not received within this period will not be placed on the ballot. The Board believes that advance notice of nominations by shareholders will afford a meaningful opportunity to consider the qualifications of the proposed nominees and, to the extent deemed necessary or desirable by the Board of Directors, will provide an opportunity to inform shareholders about such qualifications. Although this nomination procedure does not give the Board of Directors any power to approve or disapprove of shareholder nominations for the election of directors, this nomination procedure may have the effect of precluding a nomination for the election of directors at a particular annual meeting if the proper procedures are not followed.

     The Company's Articles provide that any one or more directors may be removed at any time, with or without cause, but only by either: (i) the affirmative vote of a majority of "Continuing Directors" and at least 80% of the directors; or (ii) the affirmative vote, at a meeting of the shareholders called for that purpose, of the holders of at least 80% of the voting power of the then-outstanding shares of capital stock of the Company entitled to vote generally in the election of directors, voting together as a single class. A "Continuing Director" is generally defined in the Articles as any member of the Board who is unaffiliated with any "interested shareholder" (generally, an owner of 10% or more of the Company's outstanding voting shares) and was a member of the Board prior to the time an interested shareholder became an interested shareholder, and any successor of a Continuing Director who is unaffiliated with an interested shareholder and is recommended to succeed a Continuing Director by a majority of the Continuing Directors then on the Board.

     Any vacancies in the Board of Directors for any reason, and any newly created directorships resulting from any increase in the number of directors, may be filled only by the Board of Directors, acting by an affirmative vote of a majority of the Continuing Directors and an 80% majority of all of the directors then in office, although less than a quorum. Any directors so chosen shall hold office until the next annual meeting of shareholders at which directors are elected to the class to which such a director was named and until their respective successors shall be duly elected and qualified or their resignation or removal. No decrease in the number of directors may shorten the term of any incumbent director.

     Notice of Shareholder Proposals. Under the Company's Articles, the only business that may be conducted at an annual or special meeting of shareholders is business that has been brought before the meeting by or at the direction of the majority of the directors or by a shareholder of the Company: (i) who provides timely notice of the proposal in writing to the secretary of the Company and the proposal is a proper subject for action by shareholders under

Michigan law or (ii) whose proposal is included in the Company's proxy materials in compliance with all the requirements set forth in the applicable rules and regulations of the Securities and Exchange Commission. To be timely, a shareholder's notice of proposal must be delivered to, or mailed to and received at the principal executive offices of the Company not less than 60 days prior to the date of the originally scheduled annual meeting regardless of any postponements, deferrals or adjournments of that meeting to a later date. With respect to special meetings, notice must be received by the Company not more than 10 days after the Company mails notice of the special meeting. The shareholder's notice of proposal must set forth in writing each matter the shareholder proposes to bring before the meeting including: (i) the name and address of the shareholder submitting the proposal, as it appears on the Company's books and records; (ii) a representation that the shareholder: (a) is a holder of record of stock of the Company entitled to vote at the meeting, (b) will continue to hold such stock through the date on which the meeting is held, and (c) intends to vote in person or by proxy at the meeting and to submit the proposal for shareholder vote; (iii) a brief description of the proposal desired to be submitted to the meeting for shareholder vote and the reasons for conducting such business at the meeting; and (iv) the description of any financial or other interest of the shareholder in the proposal. This procedure may limit to some degree the ability of shareholders to initiate discussions at annual shareholders meetings. It may also preclude the conducting of business at a particular meeting if the proposed notice procedures have not been followed.

     Certain Shareholder Action. The Company's Articles require that any shareholder action must be taken at an annual or special meeting of shareholders, that any meeting of shareholders must be called by the Board of Directors or the Chairman of the Board, and prohibit shareholder action by written consent. Shareholders of the Company are not permitted to call a special meeting of shareholders or require that the Board call such a special meeting. The MBCA permits shareholders holding in the aggregate 10% or more of all of the shares entitled to vote at a meeting to request the Circuit Court of the County in which the Company's principal place of business or registered office is located to order a special meeting of shareholders for good cause shown.

     Amendment or Repeal of Certain Provisions of the Articles. Under Michigan law, the Board of Directors need not adopt a resolution setting forth an amendment to the Articles before the shareholders may vote on it. Unless the Articles provide otherwise, amendments of the Articles generally require the approval of the holders of a majority of the outstanding stock entitled to vote thereon, and if the amendment would increase or decrease the number of authorized shares of any class or series, or the par value of such shares, or would adversely affect the rights, powers, or preferences of such class or series, a majority of the outstanding stock of such class or series also would be required to approve the amendment.

     The Company's Articles require that in order to amend, repeal or adopt any provision inconsistent with Article VIII relating to the Board of Directors,
Article IX relating to shareholder proposals or Article X with respect to certain shareholder action, the affirmative vote of at least 80% of the issued and outstanding shares of Common Stock entitled to vote in the election of directors, voting as a single class must be received; provided, however, that such amendment or repeal or inconsistent provision may be made by a majority vote of such shareholders at any meeting of the shareholders duly called and held where such amendment has been recommended for approval by at least 80% of all directors then holding office and by a majority of the "continuing directors." These amendment provisions could render it more difficult to remove management or for a person seeking to effect a merger or otherwise gain control of the Company. These amendment requirements could, therefore adversely affect the potential realizable value of shareholders' investments.

     Board Evaluation of Certain Offers. Article XII of the Company's Articles provides that the Board of Directors shall not approve, adopt or recommend any offer of any person or entity (other than the Company) to make a tender or exchange offer for any Common Stock, to merge or consolidate the Company with any other entity, or to purchase or acquire all or substantially all of the Company's assets, unless and until the Board has evaluated the offer and determined that it would be in compliance with all applicable laws and that the offer is in the best interests of the Company and its shareholders. In doing so, the Board may rely on an opinion of legal counsel who is independent from the offeror, and/or it may test such legal compliance in front of any court or agency that may have appropriate jurisdiction over the matter.

     In making its determination, the Board must consider all factors it deems relevant, including but not limited to: (i) the adequacy and fairness of the consideration to be received by the Company and/or its shareholders, considering historical trading prices of the capital stock of the Company, the price that could be achieved in a negotiated sale of the Company as a whole, past offers, and the future prospects of the Company; (ii) the potential social and economic impact of the proposed transaction on the Company, its subsidiaries, its employees, customers and vendors; (iii) the potential social and economic impact of the proposed transaction on the communities in which the Company and its subsidiaries operate or are located; (iv) the business and financial condition and earnings prospects of the proposed acquiring person or entity; and (v) the competence, experience and integrity of the proposed acquiring person or entity and its or their management.

     In order to amend, repeal, or adopt any provision that is inconsistent with
Article XII, at least 80% of the shareholders, voting together as a single class, must approve the change, unless the change has been recommended for approval by at least 80% of the directors, in which case a majority of the voting stock could approve the action.

                         SHARES ELIGIBLE FOR FUTURE SALE

     Upon completion of this Offering, the Company expects to have approximately 950,000 shares of its Common Stock outstanding. The 950,000 shares of the Company's Common Stock purchased in this Offering (plus any additional shares sold upon the Underwriter's exercise of its over-allotment option) have been registered with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), and may generally be resold without registration under the Securities Act unless they were acquired by directors, executive officers, or other affiliates of the Company or the Bank (collectively, "Affiliates"). Affiliates of the Company may generally only sell shares of the Common Stock pursuant to the Commission's Rule 144.

     In general, under Rule 144 as currently in effect, an affiliate (as defined in Rule 144) of the Company may sell shares of the Common Stock within any three-month period in an amount limited to the greater of 1.0% of the outstanding shares of the Company's Common Stock (9,500 shares immediately after the completion of this Offering) or the average weekly trading volume in the Company's Common Stock during the four calendar weeks preceding such sale. Sales under Rule 144 are also subject to certain manner-of-sale provisions, notice requirements and the availability of current public information about the Company.

     The Company and the directors and officers of the Company and the Bank (who are expected to hold an aggregate of approximately 91,500 shares after this Offering), have agreed, or will agree, that they will not issue, offer for sale, sell, grant any options for the sale of or otherwise dispose of any shares of Common Stock or any rights to purchase shares of Common Stock, in the open market or otherwise, without the prior written consent of the Underwriter for a period of 180 days from the date of this Prospectus. Prior to this Offering, there has been no public trading market for the Common Stock, and no predictions can be made as to the effect, if any, that sales of shares or the availability of shares for sale will have on the prevailing market price of the Common Stock after completion of this Offering. Nevertheless, sales of substantial amounts of Common Stock in the public market could have an adverse effect on prevailing market prices.

                                  UNDERWRITING

     The Underwriter has agreed, subject to the terms and conditions of the Underwriting Agreement, that it will purchase from the Company, on a firm commitment basis, 950,000 shares of the Company's Common Stock. The Underwriting Agreement provides that the obligations of the Underwriter thereunder are subject to certain conditions. The Underwriting Agreement provides for the Company's payment of certain expenses incurred in connection with the review of the underwriting arrangements for the Offering by the National Association of Securities Dealers, Inc. (the "NASD"). The Underwriter is obligated to purchase all 950,000 of the shares of Common Stock offered hereby, excluding shares covered by the over-allotment option granted to the Underwriter, if any are purchased.

     If the Underwriting Agreement is terminated, except in certain limited cases, the Underwriting Agreement provides that the Company will reimburse the Underwriter for all accountable out-of-pocket expenses incurred by it in connection with the proposed purchase and sale of the Common Stock, up to a maximum $50,000. The Company has advanced $20,000 to the Underwriter in connection with such expense reimbursement. The Underwriting Agreement provides that in the event the accountable out-of-pocket expenses to be reimbursed upon such termination total an amount less than $20,000, the Underwriter shall pay such difference to the Company.

     The Company and the Underwriter have agreed that the Underwriter will purchase the 950,000 shares of Common Stock offered hereunder at a price to the public of $10.00 per share less underwriting discounts of $___ per share. The Underwriter has agreed to limit the underwriting discounts to $___ per share for up to 100,000 shares sold by the Underwriter to officers and directors of the Company and the Bank and their immediate family members. The Underwriter proposes to offer the Common Stock to selected dealers who are members of the NASD, at a price of $10.00 per share less a commission not in excess of $___ per share. The Underwriter may allow, and such dealers may re-allow, concessions not in excess of $___ per share to certain brokers and dealers.

     The Underwriter has informed the Company that it does not intend to confirm sales of the shares of Common Stock offered hereby to any accounts over which it exercises discretionary authority.

     The Company has granted the Underwriter an option, exercisable for 30 days after the date of this Offering, to purchase up to 142,500 additional shares of Common Stock to cover over-allotments, if any, at the same price per share to be paid by the Underwriter for the other shares of Common Stock offered hereby. The Underwriter may purchase such shares only to cover over-allotments, if any, in connection with this Offering.

     The Company, its directors and executive officers and those of the Bank have agreed with the Underwriter, for a period of 180 days after the date of this Prospectus, not to issue, sell, offer to sell, grant any options for the sale of, or otherwise dispose of any shares of Common Stock or any rights to purchase shares of Common Stock, in the open market or otherwise, without the prior written consent of the Underwriter.

     The Underwriting Agreement contains indemnity provisions between the Underwriter and the Company and the controlling persons thereof against certain liabilities, including liabilities arising under the Securities Act. The Company is generally obligated to indemnify the Underwriter in connection with losses or claims arising out of any untrue statement of a material fact contained in this Prospectus or in related documents filed with the Commission or with any state securities administrator or any omission of certain material facts from such documents.

     There has been no public trading market for the Common Stock. The initial offering price was determined by negotiations between the Company and the Underwriter. This price is not based upon earnings or any history of operations and should not be construed as indicative of the present or anticipated future value of the Common Stock. Several factors were considered in determining the initial offering price of the Common Stock, among them the size of the Offering, the desire that the security being offered be attractive to individuals and the Underwriter's experience in dealing with initial public offerings for financial institutions.

                                LEGAL PROCEEDINGS

     Neither the Company nor the Bank is a party to any pending legal proceeding. Management believes there is no litigation threatened in which the Company or the Bank faces potential loss or exposure or which will materially affect shareholders' equity or the Company's business or financial condition upon completion of this Offering.

                                  LEGAL MATTERS

     The legality of the shares of Common Stock offered hereby will be passed upon for the Company by Varnum, Riddering, Schmidt & Howlett LLP, Grand Rapids, Michigan. Honigman Miller Schwartz and Cohn, Detroit, Michigan, is acting as counsel for the Underwriter in connection with certain legal matters relating to the shares of Common Stock offered hereby.

                                     EXPERTS

     The financial statements of the Company included in this Prospectus have been audited by Plante & Moran, LLP, independent public accountants, as indicated in their report with respect thereto. Such financial statements are included herein and in the Registration Statement in reliance upon such reports given upon the authority of such firm as experts in auditing and accounting.

                              AVAILABLE INFORMATION

     The Company is not currently a reporting company pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), but will be required to file reports pursuant to the Exchange Act following the completion of the offering. The Company, which will use a December 31 fiscal year end, intends to furnish its shareholders with annual reports containing audited financial information and, for the first three quarters of each fiscal year, quarterly reports containing unaudited financial information.

     Requests for such documents should be directed to Bruce H. McIntyre, Secretary, Clarkston Financial Corporation, P. O. Box 436, Clarkston, Michigan 48347-0436.

                             ADDITIONAL INFORMATION

     The Company has filed a Registration Statement with the Commission in accordance with the provisions of the Securities Act. This Prospectus does not contain all of the information set forth in the Registration Statement, certain portions of which have been omitted as permitted by the rules and regulations of the Commission. For further information pertaining to the shares of Common Stock offered hereby and to the Company, reference is made to the Registration Statement, including the Exhibits filed as a part thereof, copies of which can be inspected at and copied at the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices located at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and Room 1400, 75 Park Place, New York, New York 10007. Copies of such materials can also be obtained at prescribed rates by writing to the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. In addition the Company is required to file electronic versions of these documents with the Commission through the Commission's Electronic Data Gathering, Analysis and Retrieval (EDGAR) system. The Commission maintains a World Wide Web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the provisions discussed above under "Description of Capital Stock -- Anti-Takeover Provisions" or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

                         CLARKSTON FINANCIAL CORPORATION
                      (A Company in the Development Stage)



                                      INDEX


INDEPENDENT AUDITORS' REPORT............................................... F-2


FINANCIAL STATEMENTS

    Balance Sheet.......................................................... F-3

    Statement of Shareholder's Equity...................................... F-4

    Statement of Operations................................................ F-5

    Statement of Cash Flows................................................ F-6

    Notes to Financial Statements.......................................... F-7

PLANTE & MORAN, LLP      Suite 2000                 Certified Public Accountants
                         505 N. Woodward Ave.       Management Consultants
                         Bloomfield Hills,          248-644-0300
                         Michigan 48304-2966        FAX 248-644-0373
================================================================================



                          INDEPENDENT AUDITOR'S REPORT


The Board of Directors
Clarkston Financial Corporation


We have audited the accompanying balance sheet of Clarkston Financial Corporation (a Company in the development stage) as of August 31, 1998, and the related statements of shareholder's equity, operations and cash flows for the period from May 18, 1998 (inception) through August 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform our audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Clarkston Financial Corporation (a Company in the development stage) as of August 31, 1998, and the results of its operations and cash flows for the period from May 18, 1998 (inception) through August 31, 1998, in conformity with generally accepted accounting principles.


                                          /s/ Plante & Moran, LLP



September 9, 1998
Bloomfield Hills, Michigan


A member of
Moores
Rowland
International
A worldwide association of independent accounting firms

                         CLARKSTON FINANCIAL CORPORATION
                      (A Company in the Development Stage)
                                  BALANCE SHEET
                                 August 31, 1998

                                     ASSETS
Cash                                                                       $  93,230
Deferred offering costs                                                       19,921
                                                                           ---------
               Total assets                                                  113,151
                                                                           =========

                      LIABILITIES AND SHAREHOLDER'S EQUITY

Accounts payable                                                              34,970

Notes payable -related parties (Note 3)                                      120,000


SHAREHOLDER'S EQUITY


    Common stock, no par value; 60,000 shares authorized,
        ten shares issued and outstanding                                         10

    Accumulated deficit                                                      (41,829)
                                                                           ---------
               Total shareholder's equity                                    (41,819)
                                                                           ---------
               Total liabilities and shareholder's equity                  $ 113,151
                                                                           =========

See Notes to Financial Statements.

                         CLARKSTON FINANCIAL CORPORATION
                      (A Company in the Development Stage)
                        STATEMENT OF SHAREHOLDER'S EQUITY
             Period from May 18, 1998 (inception) to August 31, 1998

                                                                 DEFICIT
                                                                 ACCUMULATED
                                                                 DURING THE
                                           COMMON                DEVELOPMENT
                                           STOCK                 STAGE               TOTAL
                                           --------------        -------------       ------------
Balance at May 18, 1998                    $            -        $           -       $          -

Issuance of common stock                               10                    -                 10

Net Loss                                                -              (41,829)           (41,829)
                                           --------------         ------------       ------------
Balance at August 31, 1998                 $           10         $    (41,829)      $    (41,819)
                                           ==============         ==============     =============



See Notes to Financial Statements.

                         CLARKSTON FINANCIAL CORPORATION
                      (A Company in the Development Stage)
                             STATEMENT OF OPERATIONS
             Period from May 18, 1998 (inception) to August 31, 1998

REVENUE                                                              $         -

OPERATING EXPENSES
    Organizational costs                                                  35,673
    Office expenses                                                          878
    Insurance                                                                910
    Other                                                                  4,368
                                                                     -----------

        Total operating expenses                                          41,829
                                                                     -----------
Loss Before Income Tazes                                             $   (41,829)
Income Taxes (Note 4)                                                          -
                                                                     -----------
    NET LOSS                                                         $   (41,829)
                                                                     ===========


See Notes to Financial Statements.

                         CLARKSTON FINANCIAL CORPORATION
                      (A Company in the Development Stage)
                             STATEMENT OF CASH FLOWS
             Period from May 18, 1998 (inception) to August 31, 1998

Cash flows from operating activities from development stage operations -
        Net Loss                                                                  (41,829)
        Adjustments to reconcile net income from development stage operations to net cash provided by operating activities:
               Increase in accounts payable                                        34,970
                                                                                ---------
        Net cash used in operating activities                                      (6,859)

        Cash flows from investing activities                                            -

        Cash flows from financing activities
           Proceeds from related party notes payable                              120,000
           Deferred offering costs                                                (19,921)
           Sale of common stock                                                        10
                                                                                ---------

    Net cash provided by financing activities                                     100,089
                                                                                ---------

    Net increase in cash                                                           93,230

    CASH - beginning balance                                                            -
                                                                                ---------
    CASH - ending balance                                                       $  93,230
                                                                                =========

See Notes to Financial Statements.

                         CLARKSTON FINANCIAL CORPORATION
                      (A Company in the Development Stage)
                          NOTES TO FINANCIAL STATEMENTS
                                 August 31, 1998




NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Organization  -  Clarkston   Financial   Corporation  (the  "Company")  was
     incorporated on May 18, 1998 as a bank holding company to establish and operate a new bank, Clarkston State Bank (the "Bank") in Clarkston, Michigan. The Company intends to raise a minimum of $8,730,000 in equity capital net of underwriting discounts and offering costs, through the sale of 950,000 shares of the Company's common stock at $10 per share. Proceeds from the offering will be used to capitalize the Bank, lease facilities and provide working capital.

     Basis of presentation - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

     Organization and preopening costs - Organization and preopening costs represent incorporation costs, legal and accounting costs, salaries and other costs relating to the organization. Management anticipates that organization and preopening costs will approximate $200,000 through commencement of operations, which will be charged to expense as incurred.

     Deferred Offering Costs - Costs related to the offering of common stock have been deferred and will be netted against the offering proceeds when the sale of stock is completed.

NOTE 2 - NOTES PAYABLE - RELATED PARTIES

     Notes payable in the amount of $120,000 are outstanding to the Company's organizers. The notes bear interest at 5% per annum and are due on demand. Management intends to repay the loans from the proceeds of the common stock offering.

NOTE 3 - OPERATING LEASE - RELATED PARTIES

     The Company anticipates entering into a lease for its main operating facility under a five-year non-cancelable lease anticipated to expire on October 1, 2003. The facility will be leased from an entity owned entirely by the members of the Board of Directors of the Company. The lease payments are anticipated to be $5,000 per month for the first twenty-four months and $5,165 per month thereafter. The Company will be responsible for all taxes, utilities and maintenance. The Company's Bank subsidiary has budgeted $100,000 of leasehold improvements.

                         CLARKSTON FINANCIAL CORPORATION
                      (A Company in the Development Stage)
                          NOTES TO FINANCIAL STATEMENTS
                                 August 31, 1998



NOTE 3 - OPERATING LEASE - RELATED PARTIES (Continued)

     The  future  minimum  rental  payments   required  under  the  aniticipated
     non-cancelable operating lease as of August 31, 1998 are as follows:

                 1998                              $   15,000
                 1999                              $   60,000
                 2000                              $   60,495
                 2001                              $   61,980
                 2002                              $   61,980
                 2003                              $   46,485

NOTE 4 - INCOME TAXES

     At August 31, 1998, the Company had a $42,000 net operating loss carryforward. The tax benefit of there carryforwards has been offset by a valuation allowance.


NOTE 5 - STOCK OPTION PLANS

     The Board of Directors anticipate adopting a Director's stock option plan to purchase an aggregate of 75,000 shares. The options are anticipated to vest over five years with one-half of the options subject to a performance based vesting schedule, not to exceed ten years.

     In addition, the Company is anticipating adopting a stock compensation plan for its key employees with a ten-year vesting schedule.

     The exercise price of all options will equal or exceed the fair market value of the common stock at the date of grant.

             -----------------------------------------------------
     No dealer, salesperson or any other person has been authorized to give any information or make any representations other than those contained in this Prospectus in connection with the offer made by this Prospectus, and if given or made, such information or representations must not be relied upon as having been authorized by the Company or any underwriter. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that the information herein is correct as of any time subsequent to the date hereof. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered hereby by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make such offer or solicitation.
                                ----------------

                                TABLE OF CONTENTS
                                                                            Page

Forward-Looking Statements..................................................   2
Prospectus Summary..........................................................   3
Risk Factors................................................................   6
Use of Proceeds.............................................................  11
Dividend Policy.............................................................  12
Capitalization..............................................................  12
Business....................................................................  13
Management..................................................................  19
Certain Transactions........................................................  26
Principal Shareholders......................................................  27
Supervision and Regulation..................................................  29
Description of Capital Stock................................................  35
Shares Eligible for Future Sale.............................................  39
Underwriting................................................................  40
Legal Proceedings...........................................................  41
Legal Matters...............................................................  41
Experts.....................................................................  41
Available Information.......................................................  41
Additional Information......................................................  41
Index to Financial Statements............................................... F-1
                              --------------------

     Until _____, 1998 (90 days after the effective date of the offering), all dealers effecting transactions in the Common Stock, whether or not participating in this distribution, may be required to deliver a Prospectus. This delivery requirement is in addition to the obligation of dealers to deliver a Prospectus when acting as underwriter and with respect to their unsold allotments or subscriptions.

--------------------------------------------------------------------------------

                                 950,000 Shares






                               CLARKSTON FINANCIAL
                                   CORPORATION

                                  Common Stock



                                   ----------
                                   PROSPECTUS
                                   ----------







                              RONEY CAPITAL MARKETS
                A division of FIRST CHICAGO CAPITAL MARKETS, INC.






                             _________________, 1998



--------------------------------------------------------------------------------

                                     PART II

                     Information Not Required in Prospectus


Item 24.  Indemnification of Directors and Officers.

     Sections 561-571 of the Michigan Business Corporation Act, as amended (the "MBCA"), grant the Registrant broad powers to indemnify any person in connection with legal proceedings brought against him by reason of his present or past status as an officer or director of the Registrant, provided that the person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Registrant, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The MBCA also gives the Registrant broad powers to indemnify any such person against expenses and reasonable settlement payments in connection with any action by or in the right of the Registrant, provided the person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Registrant, except that no indemnification may be made if such person is adjudged to be liable to the Registrant unless and only to the extent the court in which such action was brought determines upon application that, despite such adjudication, but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for reasonable expenses as the court deems proper. In addition, to the extent that any such person is successful in the defense of any such legal proceeding, the Registrant is required by the MBCA to indemnify him against expenses, including attorneys' fees, that are actually and reasonably incurred by him in connection therewith.

     The Registrant's Articles of Incorporation contain provisions entitling directors and executive officers of the Registrant to indemnification against certain liabilities and expenses to the full extent permitted by Michigan law.

     Under an insurance policy maintained by the Registrant, the directors and officers of the Registrant are insured within the limits and subject to the limitations of the policy, against certain expenses in connection with the defense of certain claims, actions, suits or proceedings, and certain liabilities which might be imposed as a result of such claims, actions, suits or proceedings, which may be brought against them by reason of being or having been such directors and officers.

     The Registrant has agreed to indemnify the Underwriter, and the Underwriter has agreed to indemnify the Registrant, against certain civil liabilities, including liabilities under the Securities Act, as amended. Reference is made to the Underwriting Agreement filed as Exhibit 1 herewith.

Item 25.  Other Expenses of Issuance and Distribution.

     Expenses in connection with the issuance and distribution of the securities being registered are estimated as follows, all of which are to be paid by the
Company:

SEC Registration Fee.......................................      $    3,223
NASD Filing Fee............................................           1,593
Printing and Mailing Expenses..............................          30,000
Accounting Fees............................................          25,000
Transfer and Registrar's Fees..............................           4,000
Legal Fees and Expenses....................................          75,000
Blue Sky Fees and Expenses.................................          15,000
Miscellaneous..............................................           1,184
                                                                 ----------
                                                                   $155,000
                                                                 ==========

Item 26.  Recent Sales of Unregistered Securities.

     During the past several months, the registrant has borrowed approximately $325,000 from members of the registrant's Board of Directors to pay organizational and related expenses. To the extent that such transactions would be deemed to involve the offer or sale of a security, the registrant would claim an exemption under Rule 504 of Regulation D or Section 4(2) of To the Securities Act of 1933 for such transactions. In addition, the registrant sold one share of its Common Stock to David T. Harrison, the President and Chief Executive Officer of the Bank, for $10.00. The registrant also claims an exemption for such sale pursuant to Rule 504 of Regulation D or Section 4(2).


Item 27.  Exhibits.

     Reference is made to the Exhibit Index which appears at page II-4 of the Registration Statement..

Item 28.  Undertakings.

     Insofar as indemnification for liabilities under the Securities Act of 1933, as amended (the "1933 Act") may be permitted to directors, officers and controlling persons of the Company pursuant of the foregoing provisions, or otherwise, the Company has been advised that, in the opinion of the Securities and Exchange Commission such indemnification is against the public policy as expressed in the 1933 Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

     The undersigned Company hereby undertakes that: (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Company pursuant to Rule 424(b)(1) or (4) or Rule 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective; and (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. The undersigned Company hereby undertakes that it will provide to the underwriter, Roney Capital Markets, at the closing specified in the Underwriting Agreement, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to such purchaser.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Clarkston, State of Michigan, on November 4, 1998.

                                 CLARKSTON FINANCIAL CORPORATION


                                 By:      /s/ David T. Harrison
                                          David T. Harrison
                                          Chief Executive Officer, President and
                                          a Director

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Edwin L. Adler and David T. Harrison, and each of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or his substitute may lawfully do or cause to be done by virtue hereof.

     Pursuant  to  the   requirements  of  the  Securities  Act  of  1933,  this
Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

             Signature                                                 Date

 /s/ Edwin L. Adler*                                            November 4, 1998
Edwin L. Adler, Chairman and Director

 /s/ David T. Harrison                                          November 4, 1998
David T. Harrison, Principal Executive Officer
 and a Director

 /s/ James L. Richardson                                        November 4, 1998
James L. Richardson, Principal Financial and
 Accounting Officer

 /s/ Louis D. Beer*                                             November 4, 1998
Louis D. Beer, Director

 /s/ Charles L. Fortinberry*                                    November 4, 1998
Charles L. Fortinberry, Director

 /s/ William J. Clark*                                          November 4, 1998
William J. Clark, Director

/s/ Bruce H. McIntyre*                                          November 4, 1998
Bruce H. McIntyre, Secretary and Director

 /s/ Robert A. Olsen*                                           November 4, 1998
Robert A. Olsen, Director

 /s/ John H. Welker*                                            November 4, 1998
John H. Welker, Director

*By:  /s/ David T. Harrison                                     November 4, 1998
      David T. Harrison
      Attorney-in-Fact

                                  EXHIBIT INDEX

                                                                    Sequentially
                                                                        Numbered
             Exhibit Number and Description                                 Page


1*         Form of Underwriting Agreement

3.1*       Articles of Incorporation of Clarkston Financial Corporation

3.2*       Bylaws of Clarkston Financial Corporation

4*         Specimen stock certificate of Clarkston Financial Corporation

5*         Opinion of Varnum, Riddering, Schmidt & Howlett LLP

10.1*      Clarkston Financial Corporation Stock Compensation Plan

10.2*      Clarkston Financial Corporation 1998 Founding Directors' Stock Option
           Plan

10.3* Lease Agreement dated September 10, 1998, for the facility located at 15 South Main Street, Clarkston, Michigan 48346

10.4* Data Processing Agreement between Jack Henry and Associates, Inc. and Clarkston State Bank dated October ____, 1998

21*        Subsidiaries of the Registrant

23.1*      Consent of Plante & Moran, LLP, independent public accountants

23.2* Consent of Varnum, Riddering, Schmidt & Howlett LLP (included in opinion filed as Exhibit 5)

24* Power of Attorney (included on the signature page on page II-3 of the Registration Statement)

27*        Financial Data Schedule


* Previously filed.


::ODMA\PCDOCS\GRR\221752\2